UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CSX CORPORATION

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March 23, 2011

Dear Shareholder:

On behalf of the Board of Directors and the management of CSX Corporation, I invite you to attend the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 4, 2011 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan.

We have elected to again provide electronic access to our proxy materials under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing Internet access to our proxy materials increases the ability of our shareholders to review important Company information, while reducing the environmental impact of our Annual Meeting. If you want more information regarding electronic access or the Annual Meeting, please see the “Questions and Answers” section of this Proxy Statement or visit the “Annual Shareholders Meeting” section of our Investor Relations website.

Your vote is important. We hope you will vote as soon as possible regardless of whether you plan to attend the Annual Meeting. You may vote over the Internet, as well as by telephone or, if you requested printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail or via email.

On behalf of the Board, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Michael Ward

Chairman of the Board, President

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 23, 2011

To Our Shareholders:

The Annual Meeting of Shareholders of CSX Corporation (the “Annual Meeting”) will be held at 10:00 a.m. (EDT) on Wednesday, May 4, 2011 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan for the purpose of considering and acting upon the following matters:

1.	To elect the thirteen directors named in the attached Proxy Statement to the Company’s Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2011;

3.	To consider an advisory resolution on compensation for the Company’s named executive officers as disclosed in these materials;

4.	To hold an advisory vote on whether the vote on executive compensation should be held every one, two or three years; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR items 1, 2, and 3, and a vote for “THREE YEARS” for item 4. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

The above matters are described in detail in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (i) vote by telephone or via the Internet; or (ii) if you requested printed proxy materials, complete, sign, date and return your proxy card in the postage-paid envelope provided.

Only shareholders of record at the close of business on March 4, 2011 will be entitled to vote, either by proxy or by ballot. The Notice of Internet Availability of Proxy Materials is being mailed to those shareholders on or about March 23, 2011.

By Order of the Board of Directors

Ellen M. Fitzsimmons

Senior Vice President-Law and Public Affairs

General Counsel and Corporate Secretary

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Meeting above, including the election of thirteen directors named in this Proxy Statement, ratification of the selection of the Independent Registered Public Accounting Firm (the “Independent Auditors”) of CSX Corporation (the “Company” or “CSX”), the consideration of an advisory vote on executive compensation and the consideration of an advisory vote on the frequency of the vote on executive compensation.

Where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 4, 2011 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan. The facility is accessible to persons with disabilities. If you have a disability, we can provide reasonable assistance to help you participate in the Annual Meeting upon request. If you would like to obtain directions to be able to attend the Annual Meeting and vote in person, you can write to us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202 or call us at (904) 366-4242.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our 2010 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice provides you with instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct CSX to send future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until terminated.

Who is soliciting my vote?

The Board of Directors of CSX (the “Board”) is soliciting your vote on matters being submitted for shareholder approval at the Annual Meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on March 4, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On March 4, 2011, there were issued and outstanding 368,619,518 shares of common stock, the only outstanding class of voting securities of the Company.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting and at CSX Corporation, 500 Water Street, Jacksonville, FL 32202 before the Annual Meeting.

What will I be voting on?

At the Annual Meeting, shareholders will vote on:

•	Election of the thirteen directors named in this Proxy Statement;

•	Ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2011;

•	Approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

•	Whether the shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years; and

•	Such other matters as may properly come before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CSX common stock you owned at the close of business on the Record Date.

How many shares must be present to hold the Annual Meeting?

The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important—we urge you to vote by proxy even if you plan to attend the Annual Meeting.

What are the vote requirements for each proposal?

Election of Directors. The Company’s state of incorporation is Virginia. As permitted under Virginia law and the Company’s bylaws, in an uncontested election, directors are elected by a majority of votes cast with respect to each nominee’s election by the shares entitled to vote at a meeting at which a quorum is present. In accordance with the Company’s Corporate Governance Guidelines, in an uncontested election, any incumbent Director nominated for re-election as a Director who is not re-elected in accordance with the Company’s bylaws shall promptly tender his or her resignation following certification of the shareholder vote. For more information on the procedures in these circumstances, see “Principles of Corporate Governance” below.

Other Proposals. For the ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2011 (Proposal 2) and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3), the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. The frequency of the advisory vote on executive compensation (Proposal 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.

Abstentions and broker “non-votes” are not considered votes cast “for” or “against” any proposal and will have no effect on the outcome of any vote.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:

Vote by Telephone. You can vote your shares by telephone 24 hours a day by calling the toll-free number listed in the Notice on a touch-tone telephone. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

Vote by Internet. You can also vote via the Internet by following the instructions in the Notice. The website address for Internet voting is indicated in the Notice. Internet voting is also available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

Vote by Mail. If you requested printed proxy materials and choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

If you want to vote in person at the Annual Meeting, and you hold your CSX stock in “street name” (that is, through a bank or broker), you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202, by timely receipt of a later-dated signed proxy card, by a later vote via the Internet or by telephone, or by voting by ballot at the Annual Meeting.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

The proposal to ratify the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2011 is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal. As a result of amendments to the New York Stock Exchange (“NYSE”) rules, the proposals to: (i) elect directors; (ii) consider an advisory vote on executive compensation; and (iii) consider an advisory vote on the frequency of the executive compensation vote are all non-routine matters for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required.

What happens if I return my proxy card but do not give voting instructions?

If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.

The Board of Directors unanimously recommends a vote:

1.	FOR the election of the thirteen director nominees named in this Proxy Statement;

2.	FOR the ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2011;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

4.	FOR a frequency of every Three Years for future advisory votes on executive compensation.

What happens if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies on the enclosed proxy card will have discretion to vote on those matters for you. On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting.

How are votes counted?

Votes are counted by the inspector of elections appointed by the Company.

What is the deadline for consideration of shareholder proposals for the 2012 Annual Meeting of Shareholders?

A shareholder who wants to submit a proposal to be included in the proxy statement for the 2012 Annual Meeting of Shareholders (the “2012 Meeting”) must send it to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL, 32202, so that it is received on or before November 23, 2011 unless the date of 2012 Meeting is changed by more than 30 days from May 4, 2012, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2012 Meeting.

A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2012 Meeting, pursuant to the CSX bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 5, 2012, nor later than the close of business on February 4, 2012 unless the date of the 2012 Meeting is more than 30 days before or more than 70 days after May 4, 2012, in which case the proposal must be received not earlier than the 120th day prior to the date of the 2012 Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2012 Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2012 Meeting.

Does the Board consider director nominees recommended by shareholders?

Yes. The Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be submitted in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, Jacksonville, FL 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below in the Board Leadership and Committee Structure section.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed, your proxy will still be in effect and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy with respect to any item until the polls have closed for voting on such item.

Do I need a ticket to attend the Annual Meeting?

Yes. You will be issued an admission ticket at the Shareholder Registration Desk at the Annual Meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

How can I find CSX’s proxy materials and annual report on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 4, 2011. This Proxy Statement and the 2010 Annual Report are available on the Company’s Internet website (www.csx.com).

ITEM 1: ELECTION OF DIRECTORS

Thirteen directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Unless otherwise specified, the proxy holders will cast votes FOR the election of the nominees named below. Other than Congressman J.C. Watts, Mr. J. Steven Whisler and Ms. Pamela L. Carter, each of the nominees named below was elected at the Company’s 2010 Annual Meeting of Shareholders. Ms. Carter was elected to the Board of Directors in June 2010.

As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

Although the Company does not have a formal diversity policy, the Board, as a group, is expected to represent a broad diversity of backgrounds and experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations. Nominees for Board membership are expected to be prominent individuals who demonstrate leadership and possess outstanding integrity, values and judgment. Directors and nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency.

The Company believes that each of the director nominees adds to the overall diversity of the CSX Board of Directors. The director nominees bring a wide range of experience and expertise in management, railroad operations, financial markets, and public policy. In addition, several of the director nominees are able to provide valuable perspective into the political and regulatory environments, as well as certain key markets such as coal and construction.

Information regarding each Board nominee follows. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING DIRECTOR NOMINEES.

Donna M. Alvarado, 62, has served as a CSX director since September 2006. Ms. Alvarado is the founder and current President of Aguila International, a business-consulting firm.

Previously, Ms. Alvarado served as President and CEO of a global educational publishing company from 1989-1993. She has served on corporate boards in the manufacturing, banking, transportation, and services industries. During the past five years, she has also led state and national workforce policy boards. Ms. Alvarado currently serves on the board of directors of Corrections Corporation of America and as immediate past Chairwoman of the Ohio Board of Regents.

Following executive and legislative staff appointments at the U.S. Department of Defense and in the U.S. Congress, Ms. Alvarado was appointed by President Ronald Reagan to lead the federal agency ACTION, the nation’s premier agency for civic engagement and volunteerism, a position which she held from 1985-1989.

As a result of her experience in the public and private sector, Ms. Alvarado brings to the Board significant workforce planning expertise, as evidenced by her previous high-level government appointments, which is complemented by her role with the Ohio Board of Regents.

Senator John B. Breaux, 67, has served as a director of CSX since shortly after his retirement from the U.S. Senate in 2005. Senator Breaux held numerous leadership positions during his 14 years in the U.S. House of Representatives and 18-year tenure in the U.S. Senate, where he served on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee. Senator Breaux also founded the Centrist Coalition of Senate Democrats and Republicans and served as chairman of the Democratic Leadership Council. He brings extensive public policy and regulatory experience to the CSX Board at a time when Congress is considering additional legislation that could have a material effect on railroad operations.

From 2005 through 2007, Senator Breaux served as Senior Counsel at Patton Boggs LLP. Currently, Senator Breaux is a partner in the Breaux-Lott Leadership Group, a private consulting firm in Washington, DC. In 2010, the Breaux-Lott Leadership Group was purchased by Patton Boggs LLP. He also serves as a director of LHC Group, Inc.

Pamela L. Carter, 60, joined the Board in June 2010. Ms. Carter is President of Cummins Distribution, a division of Cummins, Inc., a designer, manufacturer and marketer of diesel engines and related components and power systems. Ms. Carter joined Cummins in 1997 and held various management positions up until her appointment as President of Cummins Distribution in 2008.

Prior to her career with Cummins, Ms. Carter served in various capacities with the State of Indiana and in the private practice of law. Ms. Carter was the first woman and the first African-American to hold the office of Attorney General in Indiana. Ms. Carter also served as Parliamentarian in the Indiana House of Representatives, Deputy Chief-of-Staff to Governor Evan Bayh, Executive Assistant for Health Policy & Human Services and Securities Enforcement Attorney for the Office of the Secretary of State.

Ms. Carter currently serves on the board of directors of Spectra Energy Corporation. Ms. Carter brings strong operational experience to the Board via her career with Cummins, Inc. Her extensive experience in government allows Ms. Carter to provide in-depth knowledge and insight into regulatory and public policy matters.

Steven T. Halverson, 56, has served as a director of CSX since September 2006. Mr. Halverson is the Chief Executive Officer of The Haskell Company, one of the largest design and construction firms in the United States. Prior to joining the Haskell Company in 1999, Mr. Halverson served as a Senior Vice President of M.A. Mortenson, a national construction firm.

Mr. Halverson also serves as a director for PSS World Medical, Inc., Blue Cross Blue Shield of Florida, ACIG Insurance Co., the Florida Counsel of 100 (chair), and the Florida Chamber of Commerce. Mr. Halverson is also a St. John’s University regent.

Through his roles with key organizations in the state of Florida, Mr. Halverson provides broad leadership capabilities to the CSX Board. He also provides insight and perspective on the economy in general and the construction industry in particular.

Edward J. Kelly, III, 57, has served as a director of CSX since July 2002. Mr. Kelly is currently Chairman of the Institutional Clients Group at Citigroup. He has previously served as Vice Chairman, Chief Financial Officer and Head of Global Banking at Citigroup, Inc., as well as Chief Executive Officer of Citi Alternative Investments, an integrated alternative investments platform within Citigroup, Inc.

Mr. Kelly previously served as a Managing Director at The Carlyle Group and Vice Chairman of The PNC Financial Services Group, Inc. following PNC’s acquisition of Mercantile Bankshares Corporation in March 2007. At Mercantile, Mr. Kelly held the offices of Chairman, Chief Executive Officer and President from March 2003 until March 2007, and was Chief Executive Officer and President from March 2001 to March 2003. Before joining Mercantile, Mr. Kelly served as Managing Director and co-head of Investment Banking Client Management at J.P. Morgan Chase and Managing Director and Head of Global Financial Institutions at J.P. Morgan. Previously, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions. Early in his career, Mr. Kelly served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr.

Within the past five years, Mr. Kelly has served on the boards of directors for The Hartford Financial Services Group, The Hershey Company, Paris RE Holdings, AXIS Capital Holdings, Constellation Energy Group and CIT Group, Inc. As an executive in the banking industry, Mr. Kelly provides extensive financial and regulatory experience to the Board. He offers important perspective on the global financial markets.

Gilbert H. Lamphere, 58, joined the Board in July 2008. He is the Managing Director of Lamphere Capital Management, a private investment firm which he founded in 1998.

Mr. Lamphere brings broad railroad experience to the Board as he has previously served as a director of Canadian National Railway, Chairman of Illinois Central Railroad before its sale to Canadian National in 1998, and a director Florida East Coast Industries. Mr. Lamphere is also a general partner of Health Care 250, a healthcare investment fund, and Chairman and director of FlatWorld Capital, a publicly traded private equity company. He has served as a director of nine other public companies, including Carlyle Industries, Inc., Cleveland-Cliffs, Inc., R.P. Scherer Corporation, Global Natural Resources Corporation and Recognition International, Inc. Earlier in his career, Mr. Lamphere was Vice President of Mergers and Acquisitions at Morgan Stanley.

John D. McPherson, 64, joined the Board in July 2008. He served as President and COO of Florida East Coast Railway, a wholly-owned subsidiary of Florida East Coast Industries, Inc., from 1999 until his retirement in 2007. From 1993-1998, Mr. McPherson served as Senior Vice President – Operations, and from 1998-1999, he served as President and CEO of the Illinois Central Railroad. Prior to joining the Illinois Central Railroad, Mr. McPherson served in various capacities at Santa Fe Railroad for 25 years. As a result of his extensive career in the rail industry, Mr. McPherson serves as an expert in railroad operations.

From 1997-2007, Mr. McPherson served as a member of the board of directors of TTX Company, a railcar provider and freight car management services joint venture of North American railroads.

Timothy T. O’Toole, 55, joined the Board in September 2008. Mr. O’Toole is currently the Chief Executive Officer of FirstGroup, plc, a leading transportation company that primarily provides rail and bus services. FirstGroup, a publicly traded company on the London Stock Exchange, employs approximately 130,000 staff throughout the U.K. and North America and transports some 2.5 billion passengers a year. Mr. O’Toole previously served as the Managing Director of the London Underground from 2003 through April 2009, where he was responsible for operating and rebuilding the Tube, the world’s oldest metropolitan railway. Mr. O’Toole brings to the Board over 25 years of railroad industry experience. He also provides invaluable operational experience in crisis management evidenced by his leadership following a terror attack on the London Underground in 2005.

Previously, he served as President and Chief Executive Officer of Conrail from 1998 to 2001. During his more than 20 years at Conrail, he served in various senior management roles, including Senior Vice President of Law and Government Affairs, Senior Vice President of Finance and Chief Financial Officer, Vice President and Treasurer, and Vice President and General Counsel. Mr. O’Toole also serves as a member of the board of FirstGroup.

David M. Ratcliffe, 62, has served as a director of CSX since January 2003. Mr. Ratcliffe retired from his position as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, in December of 2010, a position he has held since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer.

Mr. Ratcliffe also serves as a member of the boards of various organizations, including GRA Venture Fund, LLC, Georgia Research Alliance, National Center for Civil and Human Rights and the Centers for Disease Control Foundation.

As Chairman, President and Chief Executive Officer of Southern Company, Mr. Ratcliffe participated in a heavily regulated industry with operations in substantial portions of our service territory. Through this experience, he provides expertise in an ever-changing regulatory environment, which includes important public policy matters such as climate change legislation.

Donald J. Shepard, 64, has served as a director of CSX since January 2003. In 2008, Mr. Shepard retired as Chairman of the Board and Chief Executive Officer of AEGON, N.V., an international life insurance and pension company.

He currently serves as a member of the boards of directors of The PNC Financial Services Group, Inc. (“PNC”) and the Travelers Companies, Inc. Mr. Shepard was also a director of Mercantile Bankshares Corporation until 2007, when the company was acquired by PNC. He is also a director of the U.S. Chamber of Commerce and Chairman of AEGON U.S. Holdings Corporation, a subsidiary of AEGON, N.V. In addition, he is a trustee of Johns Hopkins Medicine and Johns Hopkins University. Mr. Shepard is also a director emeritus of The Financial Services Roundtable.

Through his executive positions with AEGON, Mr. Shepard brings financial and risk management expertise to the CSX Board. Through his leadership role with the U.S. Chamber of Commerce, Mr. Shepard also brings significant insight into developing business trends and opportunities.

Michael J. Ward, 60, is a thirty-three year veteran of the Company and has served as Chairman, President and Chief Executive Officer since January 2003. Mr. Ward’s career with the Company has included key executive positions in nearly all aspects of the Company’s business, including sales and marketing, operations, and finance.

Mr. Ward serves on the boards of directors of Ashland Inc., the Association of American Railroads and the American Coalition for Clean Coal Electricity.

Congressman J.C. Watts, Jr., 53, is the Chairman and founder of J.C. Watts Companies, a multi-industry company headquartered in Washington, DC, with operations in Texas and Oklahoma. He has built a diverse business organization that includes Mustang Equipment, the first African-American owned John Deere dealership in America, as well as J.C. Watts Holdings, a private equity investment company and Watts Partners, a government and public affairs consulting company.

Congressman Watts served in the U.S. House of Representatives from 1995 through 2002. During his tenure, he served on various committees, including the House Armed Services Committee, House Transportation and Infrastructure Committee and House Banking Committee. He was the author of the legislation which led to the creation of the House Select Committee on Homeland Security, a committee on which he also served.

Congressman Watts currently serves as a director on the board of Dillard’s, Inc. He served on the board of directors of Burlington Northern Santa Fe Corporation from 2003 until its acquisition by Berkshire Hathaway in 2010.

Through his service on the board of Burlington Northern Santa Fe, he has experience in the operations of a Class I Railroad. As a former Congressman, he brings extensive legislative experience to the CSX Board of Directors.

J. Steven Whisler, 56, is the retired Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, where he served in many roles from 1988 until being named CEO in 2000. During his tenure at Phelps Dodge, Mr. Whisler was instrumental in the implementation of its “Zero and Beyond” safety program designed to eliminate workplace injuries and its “Quest for Zero” process improvement program designed to, among other things, eliminate environmental waste while enhancing product quality.

Mr. Whisler currently serves on the board of directors of Brunswick Corporation, International Paper Co. and US Airways Group, Inc. He also served as a director of Burlington Northern Santa Fe from 1995 until its acquisition by Berkshire Hathaway in 2010.

Through his tenure on the Burlington Northern Santa Fe board of directors and as a former executive in the mining industry, Mr. Whisler brings invaluable railroad knowledge to the CSX Board and a strong understanding of one of the Company’s largest customer bases. Mr. Whisler’s support of safety and environmental programs aligns closely with the Company’s goals.

What if a nominee is unable to serve as director?

If any of the nominees named above is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

DIRECTOR INDEPENDENCE

The Board annually evaluates the independence of each of its directors and, acting through its Governance Committee, the performance of each of its directors. The Board has determined that 11 of the 13 nominees for election as directors are independent under the listing standards of the NYSE. In making this determination, the Board considered the NYSE listing standards, as well as transactions or relationships, if any, between each director, director nominee or his or her immediate family and the Company or its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director or nominee is independent.

During its deliberations, the Board considered the Company’s relationship with the Southern Company, a producer and provider of electric power. Mr. Ratcliffe, a director and a nominee, recently retired from his position as the Chairman of the Board, President and Chief Executive Officer of the Southern Company (“Southern”). CSX Transportation, a wholly-owned subsidiary of CSX, delivers coal to generating plants operated by subsidiaries of Southern. Revenue received from Southern in 2009 exceeded the thresholds set forth in the NYSE listing standards regarding director independence and, in 2010, the Board determined that Mr. Ratcliffe was not independent. Although Mr. Ratcliffe is no longer affiliated with Southern, under the NYSE listing standards, there is a three-year look-back for purposes of director independence. There were no relationships with any of the other non-management director nominees that precluded an affirmative independence determination.

Accordingly, in February 2011, the Board affirmatively determined that each of the director nominees, other than Mr. Ratcliffe for the foregoing reasons, and Mr. Ward as a management director, is independent under the NYSE listing standards.

PRINCIPLES OF CORPORATE GOVERNANCE

The Board is committed to corporate governance principles and practices that facilitate the fulfillment of its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that employees, investors, customers, suppliers and others can and should expect. Key corporate governance principles observed by the Board and the Company include:

•	Nomination of a slate of directors for election to the Company’s Board, a substantial majority of which is independent, as that term is defined in applicable laws and NYSE listing standards;

•	Establishment of qualification guidelines for director candidates and review of each director’s performance and continuing qualifications for Board membership;

•	The requirement that the Governance, Compensation and Audit Committees be comprised solely of independent directors;

•	Authority for the Governance, Compensation and Audit Committees to retain outside, independent advisors and consultants when appropriate;

•

Adoption of a Code of Ethics, which meets applicable rules and regulations and covers all directors, officers and employees of CSX, including the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Controller;

•

Adoption of a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification; and

•

Adoption of a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide benefits in an amount exceeding a threshold set forth in the Policy.

CSX’s Corporate Governance Guidelines, Code of Ethics, the charters of each standing committee, and policies adopted by the Board are available on the Company’s Internet website at http://investors.csx.com under the heading “Corporate Governance”. Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s Internet website (www.csx.com). There were no waivers to the Code of Ethics in 2010.

Shareholders who wish to communicate with the Board, or with a particular director, may forward appropriate correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate with the Presiding Director or non-management directors may forward correspondence to CSX Corporation, the Presiding Director, CSX Board of Directors, 500 Water Street, C160, Jacksonville, FL 32202.

BOARD OF DIRECTORS ROLE IN OVERSIGHT OF RISK

The Board of Directors has oversight responsibility with respect to the Company’s risk management processes. This includes understanding the Company’s philosophy and strategy towards risk management and mitigation. Management reports periodically to the Board of Directors and to specific committees on current risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

The Audit Committee is primarily responsible for overseeing the process by which risks are managed. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. Management routinely reports to the Audit Committee on risk management processes and the risk identification and evaluation results. The Company has also established an internal Risk Oversight Committee that reviews the Company’s risk profile and provides a methodology and framework for risk management and mitigation processes.

TRANSACTIONS WITH RELATED PERSONS AND OTHER MATTERS

CSX operates under a Code of Ethics that requires all employees, officers, and directors, without exception, to avoid engaging in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to CSX than could be obtained from an unrelated person. The Audit Committee is responsible for review and oversight of all transactions with related persons. CSX has not adopted written procedures for reviewing related person transactions, but generally follows the procedures described below.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CSX (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in any fiscal year, and in which any Related Person had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

CSX considers a “Related Person” to be: (i) any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of any class of CSX’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

On an annual basis in response to the Directors and Officers Questionnaire (“Questionnaire”), each director and executive officer submits to the Corporate Secretary a description of any current or proposed Related Person Transactions. Any person nominated to stand for election as a director or appointed as a director or an executive officer submits the information described above in response to a Questionnaire prepared by the Corporate Secretary. Directors and executive officers are expected to notify the Corporate Secretary of any updates to the list of Related Person Transactions during the year. If Related Person Transactions are identified, those transactions are reviewed by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by the Board during the required annual affirmation of independence;

•	applicable responses to the Questionnaires submitted by the Company’s officers and directors and provided to the Audit Committee; and

•	any other applicable information provided by any director or officer of the Company.

In connection with the review of any Related Person Transaction, the Audit Committee will consider whether the transaction will be a conflict of interest or give the appearance of a conflict of interest. In the case of any Related Person Transaction involving an outside director or nominee for director, the Audit Committee will also consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NYSE listing standards.

BOARD LEADERSHIP AND COMMITTEE STRUCTURE

CSX combines the roles of Chairman and Chief Executive Officer, which is balanced through the appointment of an independent Presiding Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of the Company and shareholders at this time. The Board believes that the use of a Presiding Director with carefully delineated duties provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Presiding Director is an independent director selected annually by the Governance Committee. Mr. Kelly currently serves as the Presiding Director. The duties of the presiding director include: (i) presiding at all meetings of the Board at which the Chairman is not present; (ii) serving as liaison between the Chairman and the independent directors; (iii) approving information, meeting agendas and meeting schedules sent to the Board; (iv) calling meetings of independent directors when appropriate; (v) pre-clearing all transactions in CSX securities by a Director, the President and Chief Executive Officer, and the Senior Vice President-Law & Public Affairs, General Counsel and Corporate Secretary; and (vi) being available for direct communication with major shareholders as appropriate.

The CSX Board has six standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee, the Governance Committee, and the Operations and Public Affairs Committee. Each of these committees has a written charter approved by the Board, a copy of which can be found on the Company’s website at http://investors.csx.com under the heading “Corporate Governance”.

As of the Record Date, the composition of the committees of the Board is as follows.

Director	Audit	Compensation	Executive	Finance	Governance	Operations and Public Affairs
Donna M. Alvarado	X	X
Alexandre Behring		X				X
John B. Breaux			X		X	Chair
Pamela L. Carter					X	X
Steven T. Halverson	X	Chair	X
Edward J. Kelly, III			X	X	Chair
Gilbert H. Lamphere		X				X
John D. McPherson				X		X
Timothy T. O’Toole	X				X
David M. Ratcliffe			X	Chair		X
Donald J. Shepard	Chair	X	X
Michael J. Ward			Chair

Executive Committee

The Executive Committee meets only as needed and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has six members, consisting of the Chairman of the Board and the chairs of each of the five standing committees. The Committee did not meet in 2010. Pursuant to the Committee Charter, a notice of a meeting of the Executive Committee is required to be provided to all Board members.

Audit Committee

The primary functions of the Audit Committee include oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Independent Auditors’ qualifications and independence; (iv) the Company’s risk management processes; and (v) the performance of the Independent Auditors and the Company’s internal audit function.

The Audit Committee selects the Independent Auditors and submits its choice to the shareholders for ratification. The Audit Committee also approves compensation of the Company’s Independent Auditors, reviews the scope and methodology of the Independent Auditors’ proposed audits, reviews the Company’s financial statements, and monitors the Company’s internal control over financial reporting by, among other things, discussing certain aspects thereof with the Independent Auditors and management. The Audit Committee is responsible for the approval of all services performed by the Independent Auditors. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full Audit Committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full Audit Committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. Finally, the Committee maintains procedures for the receipt and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters.

The Audit Committee has four members, each of whom the Board has determined to be independent pursuant to the independence standards promulgated by the NYSE and the SEC. The Committee held six meetings in 2010.

The Board has determined that the Company has at least one audit committee financial expert, as that term is defined by SEC rules and regulations, serving on the Audit Committee. Mr. Shepard is the Committee’s financial expert and is independent pursuant to the standards promulgated by the NYSE and the SEC. Please refer to the Report of the Audit Committee below for additional information regarding the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to: (i) establish the Company’s philosophy with respect to executive compensation and benefits; (ii) periodically review the Company’s compensation practices and policies, benefit plans, and perquisites applicable to all employees and executives to ensure consistency with the Company’s compensation philosophy; (iii) assure that the Company’s benefit plans, practices, programs and policies maintained for employees and directors comply with all applicable laws; (iv) in consultation with the Board, review and approve corporate goals and objectives relevant to compensation and benefits for the CEO, and evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, as directed by the Board, set the level of compensation of the CEO based on such evaluation; (v) review and recommend approval of management compensation and Company compensation plans, including benefits for key employees as determined by the Committee from time to time; (vi) establish performance objectives for certain executives, and certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”); and (vii) review the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement and, as appropriate, recommend to the Board for approval the inclusion of the CD&A section in the Company’s Annual Report on Form 10-K and Proxy Statement. In addition, the Committee monitors the administration of certain executive and management compensation and benefit programs.

The Compensation Committee has five members, all of whom are “outside directors” within the meaning of regulations promulgated pursuant to Section 162(m) and are independent pursuant to the independence standards promulgated by the NYSE. The Committee held six meetings in 2010. For additional information regarding the functions of the Compensation Committee, please see “What is the role of the Compensation Committee” in the CD&A section of this Proxy Statement.

Finance Committee

The Finance Committee provides general oversight and review of financial matters affecting the Company, including the monitoring of corporate debt, cash flow, and the assets and liabilities maintained by the Company and its affiliates in conjunction with employee benefit plans, including monitoring the funding and investment policies and performances of the assets. This three-member Committee held six meetings in 2010.

Governance Committee

The Governance Committee of the Board identifies individuals qualified to become board members and recommends candidates for election to the Board. In addition, the Committee develops criteria regarding director qualification and reviews and recommends changes in Board composition, committee structure, and director compensation. The Committee develops, recommends and monitors corporate governance principles and conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Committee has four members and is composed solely of independent directors pursuant to the independence standards promulgated by the NYSE. The Committee held four meetings in 2010.

The Governance Committee generally identifies nominees for directors through its director succession planning process. The Committee will also consider persons recommended by shareholders of the Company in selecting director nominees. Potential nominees suggested by shareholders will be evaluated by the Committee on the same basis as individuals identified directly by the Committee or from other sources. For more information on director nominees, see Item 1: Election of Directors.

Shareholders who wish to nominate a director nominee should do so in accordance with the nomination provisions of the Company’s bylaws. In general, a shareholder nomination for the 2012 Annual Meeting should be delivered to the Company at least 90 days but no more than 120 days prior to the first anniversary of this year’s Annual Meeting date unless the date of the 2012 Annual Meeting is more than 30 days before or more than 70 days after such anniversary, in which case the proposal must be received not earlier than the 120th day prior to the anniversary date of the 2011 Annual Meeting and not later than the close of business on the later of the 90th day prior to the anniversary date of the 2011 Annual Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2012 Annual Meeting. Nominations should be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. A shareholder’s notice regarding any such nomination should also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns along with all other information required under Article I, Section 11(a)(ii) of the Company’s bylaws.

Operations and Public Affairs Committee

The Operations and Public Affairs Committee reviews significant legal, legislative and regulatory initiatives and rulemaking by federal, state, local and foreign government authorities, as well as other public issues of significance that affect the Corporation and its shareholders. The Committee also reviews key issues, assumptions, risks and opportunities that relate to the development and implementation of the Company’s operations, safety and advanced engineering initiatives. Additionally, the Committee provides oversight of the Corporation’s compliance with legal requirements and internal policies relating to equal employment, diversity in the workplace, employee safety and environmental protection. This six-member Committee held five meetings during 2010.

MEETINGS OF THE BOARD AND EXECUTIVE SESSIONS

During 2010, there were six meetings of the Board. Each of the current directors attended 75% or more of the meetings of the Board and the meetings of the committees on which he or she served.

The non-management directors meet alone in executive session at each Board meeting. These executive sessions are chaired by the Presiding Director. In accordance with the CSX Corporate Governance Guidelines, the independent directors (when different than non-management directors) meet in executive session at least once a year.

While the Company does not have a formal policy regarding director attendance at Annual Meetings of Shareholders, the Company strongly encourages directors to attend absent an emergency.

DIRECTOR COMPENSATION

The Board periodically, but at least once every three years, reviews and sets the compensation for non-management directors based on the recommendation of the Governance Committee. Director compensation includes both cash and stock-based components. In recommending the amount and form of director compensation, the Committee considers, among other factors, the level of compensation necessary to attract and retain qualified, independent directors. The most recent review of the compensation for non-management directors occurred in 2009, and resulted in several changes in the overall compensation structure. The primary change to the Directors’ compensation was a shift from an annual stock grant denominated in shares to an annual stock grant equal to an amount of CSX stock valued at $150,000 per year based on the average closing price of CSX stock for all trading days during the three full calendar months preceding the month in which the grant is made. The changes also provide that the annual retainer for directors will be fully payable in cash or in CSX stock at the election of the director. Previously, the retainer was paid half in cash and half in stock.

During 2010, each non-employee director received an annual retainer of $75,000, which was payable in cash unless the director chose to receive his or her fee in the form of CSX common stock. The chair of each Board committee other than the Audit Committee received an additional $10,000. The Chair of the Audit Committee received an additional $15,000, and each member of the Audit Committee also received an additional $5,000. At the February Board meeting, each non-employee director also received an annual grant of common stock in the amount of $150,000 based on the average closing price of CSX stock in the months of November, December and January.

During 2010, each director was eligible to defer all or a portion of his or her director’s fees, including cash compensation and stock, under the CSX Directors’ Deferred Compensation Plan (the “Directors’ Plan”). Deferrals are subject to Section 409A of the Internal Revenue Code (“Section 409A”). Deferrals of director fees and other awards earned prior to 2005 are not subject to Section 409A. Those deferrals will continue to be administered in accordance with the terms of the Directors’ Plan in effect as of December 31, 2004. Cash deferrals may be credited to an unfunded account and invested in various investment choices or deferred as shares of CSX common stock. The investment choices parallel the investment options offered to employees under CSX’s 401(k) plan. Stock deferrals are automatically held as outstanding shares in a rabbi trust, with dividend equivalents credited in the form of shares.

Directors also are eligible to receive other compensation and benefits as discussed below. With the exception of his participation in the Matching Gift Program, Mr. Ward does not receive compensation for his services as a director.

DIRECTORS’ COMPENSATION TABLE

The following table summarizes the compensation earned by each of the non-employee directors in 2010.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total[4] ($)
Donna M. Alvarado	$80,000	$133,548	—	—	—	$1,136	$214,684
Alexandre Behring	$75,000	$133,548	—	—	—	$46,136	$254,684
John B. Breaux	$85,000	$133,548	—	—	—	$11,136	$229,684
Steven T. Halverson	$90,000	$133,548	—	—	—	$51,136	$274,684
Pamela L. Carter[5]	$37,500	—	—	—	—	—	$37,500
Edward J. Kelly, III	$85,000	$133,548	—	—	—	$51,136	$269,684
Gilbert H. Lamphere	$75,000	$133,548	—	—	—	$51,136	$259,684
John D. McPherson	$75,000	$133,548	—	—	—	$51,136	$259,684
Timothy T. O’Toole	$80,000	$133,548	—	—	—	$1,136	$214,684
David M. Ratcliffe	$85,000	$133,548	—	—	—	$51,136	$269,684
Donald J. Shepard	$95,000	$133,548	—	—	—	$51,136	$279,684

1 –	Fees Earned or Paid in Cash—Includes a cash retainer of $75,000 and any Committee Chair or Audit Committee fees earned in 2010. Messrs. Behring, Breaux, McPherson, Ratcliffe and Shepard elected to defer 100% of their cash retainers and fees in the form of stock into the CSX Directors’ Deferred Compensation Plan. The number of shares deferred was (1,352), (1,532), (1,352), (1,532) and (1,712), respectively.

2 –	Stock Awards—Amounts disclosed in this column are based on the grant date fair value of the annual stock grant to directors.

3 –	All Other Compensation—Includes excess liability insurance, Company matches under the Matching Gift Program and incremental costs associated with the administration of the CSX Directors’ Charitable Gift Plan. Under the Matching Gift Program, the Company makes direct contributions to approved charities selected by a director who contributes his or her own funds as well. The only perquisites to exceed $10,000 for any director were Company matches under the Matching Gift Program, which included matches in the following amounts: $50,000 for each of Messrs. Behring, Halverson, Kelly, Lamphere, McPherson, Ratcliffe and Shepard, and $10,000 for Sen. Breaux.

4 –	Total—The differences in the amounts in this column are largely attributable to fees for committee Chairs, for service on the Audit Committee and the Company match on charitable contributions under the Matching Gift Program.

5 –	Ms. Carter joined the Board in June 2010.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines to better align the interests of non-employee directors with the interests of shareholders. These guidelines require that all non-employee directors own shares of CSX common stock. Within five years of election to the Board, a non-employee director is expected to acquire and hold an amount of CSX common stock equal in value to five times the amount of such non-employee director’s annual retainer. Moreover, non-employee directors may only dispose of shares held in excess of 1.2 times the applicable ownership threshold. If the annual retainer increases, the non-employee directors will have five years from the time of the increase to acquire any additional shares needed to satisfy the guidelines. Further information on the Stock Ownership Guidelines is available on CSX’s website at http://investors.csx.com under the heading “Corporate Governance”.

Charitable Gift Plan

Directors elected before 2004 are eligible to participate in the CSX Directors’ Charitable Gift Plan (“Charitable Plan”), which is partially funded by life insurance policies. Under the Charitable Plan, if a director serves for five consecutive years, CSX will make contributions totaling $1 million on his or her behalf to charitable institutions designated by the director. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, starting at the time of the director’s death. Only four current directors are eligible to participate in the Charitable Plan.

Matching Gift Plan and Other Benefits

Directors may participate in the CSX Matching Gift Program, which is considered an important part of CSX’s philanthropy and community involvement. CSX will match director contributions to organizations that qualify for support under Company guidelines, up to a maximum annual CSX contribution of $50,000 per director. During 2010, 24 philanthropic organizations in areas served by the Company received $436,818 under the Matching Gift Program. The matching amounts are included in the Directors’ Compensation Table.

Other Benefits

CSX makes available to directors personal excess liability insurance at no expense to the directors. During 2010, the value of the excess liability insurance was $1,136 for each participating director.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and on the discussion described below, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven T. Halverson, Chair

Donna M. Alvarado

Alexandre Behring

Gilbert H. Lamphere

Donald J. Shepard

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the Company’s executive compensation programs for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“NEOs”):

•	Michael J. Ward, Chairman, President and Chief Executive Officer (“CEO”);

•	Oscar Munoz, Executive Vice President and Chief Financial Officer (“CFO”);

•	Clarence W. Gooden, Executive Vice President and Chief Commercial Officer (“CCO”);

•	David A. Brown, Executive Vice President and Chief Operating Officer (“COO”); and

•	Ellen M. Fitzsimmons, Senior Vice President—Law and Public Affairs, General Counsel and Corporate Secretary.

Executive Summary:

The Compensation Committee structures the Company’s executive compensation program to reward short and long-term performance that creates value for shareholders. The compensation program is designed to strike an appropriate balance between base salary, annual incentives and long-term incentive compensation awards. The annual incentive plan’s primary financial measure is operating income along with various strategic measures related to operations, safety, service, productivity and public affairs. The NEO’s total compensation, however, is heavily weighted towards performance-based awards with long-term incentive compensation comprising the majority of the target compensation. Since 2005, the long-term incentive compensation plan has utilized operating ratio as its primary performance measure. During that time period, the Company’s operating ratio has improved from 82.1% to 71.1% resulting in operating income increasing 98% from $1.541 billion to $3.071 billion.

The Committee believes that the current compensation programs are operating effectively and driving the intended results as evidenced by the achievement of record operating ratio and operating income in 2010. The Company’s emphasis on operating improvements positioned CSX to leverage the freight rail industry recovery experienced during the year. As the economic recovery gained momentum, CSX was able to grow volume in nearly all markets while continuing to focus on safety, service and productivity. Revenue for 2010 increased 17.3% from the prior year to approximately $10.6 billion on a 13% overall increase in volume. These positive financial results are enabling the Company to increase investments that grow the business, provide competitive advantages for customers and deliver value for shareholders.

Recent Compensation Actions:

The following revisions to CSX’s executive compensation programs have been implemented since the filing of the Company’s proxy statement in March 2010.

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In May 2010, shareholders approved the CSX 2010 Stock and Incentive Award Plan (the “Stock Plan”) that reserved an aggregate of 14 million shares for issuance of equity-based awards to employees and directors. Key features include the following: (i) prohibition of acceleration of payouts except where the executive is terminated in connection with a change in control (“double-trigger”); (ii) implementation of a one-year holding period on shares following the exercise of options and stock appreciation rights for NEOs; (iii) implementation of a three year minimum vesting requirement for restricted stock and stock options; and (iv) elimination of the re-cycling of shares that are surrendered for tax withholding purposes.

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In February 2011, the Board adopted a new policy (the “Policy”) for severance benefits addressing all employee change-in-control agreements (“Change-in-Control Agreements”), effective March 1, 2011. The Policy: (i) requires a double-trigger to receive severance, that is, both a change-in-control, as defined in the Change-in-Control Agreement, and a termination of employment must occur to trigger severance amounts; (ii) prohibits Company reimbursement for the payment of any income or excise taxes; (iii) defines “bonus” as the current “target” amount; and (iv) requires a contract term not to exceed three years. Pursuant to the new Policy, the NEO’s executed new Change-in-Control Agreements relinquishing contractual rights under prior agreements.

What is CSX’s executive compensation philosophy?

We believe that a strong, dedicated and engaged executive leadership team is essential to driving performance and delivering shareholder value. Accordingly, the Committee has designed the executive compensation program to motivate and reward the executive leadership team and align their compensation with the short-term and long-term performance of the Company.

Our compensation program is premised on the following two key principles:

•	Balanced, performance-based compensation is essential to enhancing shareholder value; and

•	The total executive compensation opportunity, including benefits, should be competitive with reasonable ranges of competitive practices.

This fundamental understanding ensures that our executives are properly compensated and focused on specific performance factors that measure our progress against the goals of our strategic business plan.

What are the specific objectives of the Company’s executive compensation program?

The executive compensation program is structured to achieve the following objectives:

•	Attraction and retention. Attract and retain talented, motivated, high-performing executives with specific skill sets and relevant experience.

•	Drive business and financial performance. Inspire leaders to achieve or exceed annual business goals.

•	Focus on long-term success. Mitigate risk and hold leaders accountable for long-term success so the Company continues to deliver superior returns for shareholders over time.

•

Ownership. Align the long-term interests of executives with those of CSX’s shareholders so that a significant portion of overall compensation is performance-based and therefore subject to the same conditions as shareholders.

What is the role of the Compensation Committee?

The development and approval of compensation and benefit plans for senior executives is the responsibility of the Compensation Committee of the Board (the “Committee”). The Committee is comprised solely of independent directors, and its membership currently consists of Steven T. Halverson, Committee Chair, Donna M. Alvarado, Alexandre Behring, Gilbert H. Lamphere and Donald J. Shepard. The members of the Committee are recommended by the Governance Committee and appointed by the Board annually.

The Committee strives to incent and reward performance through compensation plans that appropriately balance risks and incentives, which take into account substantial independent data and perspectives, as well as continuously evolving market practices. The Committee believes this balanced approach motivates management to drive positive outcomes while mitigating the risk that any one incentive could lead an executive officer to take actions that are not in CSX’s long-term interests. In assessing performance of the NEOs in connection with incentive compensation payouts, the Committee conducts a detailed review of strategic goals, which consider enterprise, legal, compliance and fraud risk assessments.

In establishing individual executive compensation opportunities and awarding actual payments, the Committee considers analyses and recommendations from its independent compensation consultant, competitive practices, the CEO’s recommendations (for senior executives other than himself), and internal practices. In determining opportunities and payouts, the Committee does not rely solely on guidelines or formulas or short-term changes in business performance. Key factors affecting these determinations include:

•	the nature, scope and level of the executive’s responsibilities internally relative to other executives and externally based on market comparisons;

•	performance compared to the specific goals and objectives determined for CSX and for the individual executive at the beginning of the year;

•	contribution to CSX’s financial results;

•	contribution to CSX’s safety performance;

•	effectiveness in leading CSX’s initiatives to increase customer service, productivity, and employee development; and

•

contribution to CSX’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with both applicable laws and CSX’s ethics policies.

What is the Role of the Independent Compensation Consultant?

The Committee retains an independent compensation consultant (the “Consultant”) to provide objective analyses and to assist in the development and evaluation of the Company’s compensation programs. The Consultant reports directly to the Chairperson of the Committee and performs no other work for the Company. The Consultant generally attends all meetings where the Committee evaluates the overall effectiveness of the executive compensation programs or where the Committee analyzes or approves executive compensation. The Consultant is paid on an hourly fee basis, with such hourly rate approved by the Committee annually. The Committee reviews the performance and independence of the Consultant on an annual basis, at which time they make a determination as to the renewal of the Consultant’s annual contract. In October 2010, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its Consultant. Semler Brossy Consulting Group, LLC served as the Consultant from 2003 through September 2010.

In 2010, the Consultant’s duties and responsibilities included:

•

reviewing various compensation programs and explaining their accounting, cash flow, tax, equity, dilution, pay for performance, and other consequences including the total cost of different combinations of compensation and benefit programs, their prevalence and application;

•	assisting in the development of a peer group of companies for comparison purposes;

•	analyzing financial information, stock price, other performance data, CSX’s business needs and shareholder impact in the context of reviewing recommended compensation changes;

•	reviewing performance targets for the Company’s short-term and long-term incentive plans;

•	providing regular updates to the Committee with respect to current trends and developments in legislative and regulatory activity, compensation program design and governance;

•	undertaking an assessment of risk as it relates to the design of the Company’s incentive compensation plans; and

•	providing the Committee with an independence letter each year in a form approved by the Committee Chairperson.

The performance of the Consultant’s duties in 2010 required an understanding of relevant Company practices, critical business issues, human resource considerations, strategic initiatives, financial plans and actual results, performance drivers and cultural factors. In performing these duties, the Consultant met, as required, with CSX’s CEO, as well as the Senior Vice President—Human Resources and Labor Relations, and her staff.

What is the Role of the CEO in Compensation Decisions?

Mr. Ward reviews compensation benchmark data for members of his senior executive team (“Executive Team”). Using this data, he considers information on executive performance and scope of responsibility and makes individual compensation recommendations to the Committee for each Executive Team member, which includes the five most senior officers other than him. These recommendations include possible salary adjustments, generally made every other year, and adjustments to the annual incentive compensation payout for Executive Team members based on his or her individual performance during the previous year.

Mr. Ward also provides input on targets for performance-based compensation plans but does not formally establish such targets. He does not review data or make recommendations with respect to his own compensation nor is he present when the Committee discusses his individual compensation.

Does the executive compensation program appropriately mitigate against excessive risk taking?

The Committee structures compensation plans to avoid encouraging behavior that unnecessarily increases business risks. Accordingly, Management, the Committee and its Consultant routinely review the Company’s business risks and compensation program in the context of the Company’s business plan and strategies. The Committee believes the following elements of the Company’s executive compensation program serve to mitigate such risk:

•	appropriate balance between fixed and variable, short and long-term compensation;

•	significant weighting towards long-term incentive compensation;

•	overlapping multi-year performance periods for the long-term incentive compensation program;

•	applicability of performance metrics for annual and long-term incentive awards to all eligible executives and employees alike, regardless of business unit;

•

alignment of performance metrics for annual and long-term incentive awards with the Company’s strategic operating plan and focus on operating income, operating ratio, safety, customer service, operating efficiency and other strategic goals;

•	capped payout levels for annual and long-term incentive awards;

•	long-term incentive program that includes a clawback provision requiring repayment of awards in certain circumstances;

•	downward Committee discretion over incentive program payouts for Executive Team members;

•	strict internal controls over the measurement and calculation of performance metrics;

•	multi-year vesting of equity awards and share ownership guidelines; and

•	compensation grants not overly leveraged as the Company has not issued options since 2003.

How does CSX benchmark its competitive pay practices?

The Committee regularly evaluates competitive compensation data including data from peer railroad companies as well as general industry companies. Data includes broad surveys of general U.S. companies conducted by third parties and through analysis of proxy disclosures of other major U.S. railroads.

The Company benchmarks targeted and actual payout data for the NEOs, including base salary, short-term and long-term incentives (“Total Direct Compensation”), with that of similar positions at peer railroad and general industry companies. For purposes of reviewing targeted Total Direct Compensation amounts for NEOs, the primary focus is on data at both the 50th and 75th percentiles. The Committee bases final pay decisions on this data, the scope of the individual’s responsibilities and performance and other factors previously discussed in this CD&A.

For 2010, the Company used a customized comparison group comprised of nineteen primarily US-based companies (the “Comparator Group”) to help determine compensation levels and mix. The Committee annually assesses and approves the Comparator Group to ensure that it continues to reflect market characteristics comparable to those of the Company, including revenue, assets, net income, market capitalization, number of employees, industry type and business complexity.

The use of a more narrowly targeted, customized group of comparison companies over the larger general industry group allows for a more refined analysis of various compensation components. For 2010, the Comparator Group was comprised of the following companies:

Air Products and Chemicals, Inc.	ITT Corporation
Ball Corporation	Norfolk Southern Corporation
Burlington Northern Santa Fe	PPG Industries, Inc.
Cameron International Corp.	Praxair, Inc.
Cooper Industries, Ltd.	Raytheon Company
Danaher Co.	Southern Company
Dover Corporation	Union Pacific Railroad Co.
Entergy Corporation	Waste Management, Inc.
Illinois Tool Works	Weyerhaeuser Company
Ingersoll-Rand

What are the elements of the Company’s executive compensation program?

The Company’s executive compensation program is designed to balance short-term and long-term incentives, as well as financial and strategic goals leading to measurable performance improvements. The program is structured to motivate senior management by providing appropriate financial rewards for results that create long-term shareholder value without taking unnecessary or excessive risks.

CSX uses a variety of compensation elements including: (i) direct pay—base salary, short-term and long-term incentives; and (ii) indirect pay—employee benefits, including retirement benefits, nonqualified deferred compensation plans and perquisites.

The Committee makes its decisions concerning the specific compensation elements and total compensation paid or awarded to CSX’s NEOs within the framework described below and after consultation with the Consultant. The objective is to provide total pay opportunities that are competitive with those provided by peer companies in the railroad industry and general industry, with actual payment dependent upon performance. In its efforts to achieve this objective, the Committee considers the appropriate balance between incentives for short-term and long-term performance, as well as the compensation paid to peer-company executives. The Committee bases its specific decisions and judgments on whether each award or payment provides an appropriate incentive and reward for individual performance that is consistent with the Company’s compensation objectives. The Committee also periodically reviews the competitiveness of indirect pay.

What is the targeted compensation mix for the CEO and other Named Executive Officers?

The Company’s compensation philosophy is based on the premise that a substantial portion of total compensation should be at-risk and consist of performance-based incentives that link to CSX’s financial and non-financial results. In 2010, NEO base salary, as a percentage of targeted Total Direct Compensation comprised approximately 15% to 25% with the remaining 75% to 85% being at-risk. The at-risk component of executive compensation means that if the executive did not fulfill certain conditions or the Company did not meet or exceed the pre-established threshold financial performance levels, the executive would not receive a payout under the applicable incentive plan.

The chart below illustrates the amount of targeted Total Direct Compensation, including compensation that is at risk, for the CEO. Actual percentages may vary in a given year depending on the payouts under the incentive compensation programs.

BASE SALARY

How is base salary determined?

The Committee determines a salary for each NEO based on its assessment of the individual’s experience, abilities, performance and contribution to CSX. For purposes of recruiting and retention, base salaries are determined following a review of salaries paid for similar positions by the Comparator Group companies. Base salary may represent a larger or smaller percentage of Total Direct Compensation if actual performance under the incentive plans discussed below exceeds or falls short of performance targets. Base salary was reviewed in May 2010 with no adjustments for the NEOs.

SHORT-TERM INCENTIVE COMPENSATION

How is short-term incentive compensation determined?

Short-term incentive compensation is designed to reward executives and other members of management for improving financial performance within a twelve-month period. The Senior Executive Incentive Plan (“SEIP”) is the Company’s vehicle for providing annual incentives to the NEOs while preserving the Company’s tax deductions under Section 162(m). Under this shareholder-approved plan, the maximum amount payable is equal to the lesser of: (i) 0.3% of operating income for the CEO and 0.2% of operating income for each other NEO; or (ii) $3 million. The Committee may adjust this amount downward in its sole discretion.

In 2010, as in prior years, the Committee exercised its downward discretion by utilizing the same methodology and performance achievement used under the Company’s Management Incentive Compensation Plan (“MICP”) for the NEOs. The MICP is the Company’s annual incentive plan for eligible employees other than the NEOs. The MICP is 100% performance-based and requires attainment of both financial and strategic objectives. No payout is made under the MICP unless a preset operating income level is achieved, regardless of achievement of strategic goals.

Applying the methodology utilized under the MICP, each NEO has an incentive opportunity expressed as a percent of base salary earned during the year (“Target Incentive Opportunity”). Under the MICP, the Target Incentive Opportunity for the NEOs in 2010 was 120% for Mr. Ward, 90% for Messrs. Munoz, Gooden and Brown, and 80% for Ms. Fitzsimmons. The actual payout is adjusted to reflect Company and individual performance.

The Committee reviews the Company’s performance for the given year against the preapproved performance goals for that year. The performance goals are divided between: (i) the financial measurement—operating income—which is based upon the Company’s business plan and can result in a payment between 0% and 120% of the NEO’s Target Incentive Opportunity; and (ii) the strategic measurements that can result in a payment between 0% and 40% of the NEO’s Target Incentive Opportunity. Therefore, the actual payout can range between 0% and 160% of the NEO’s Target Incentive Opportunity. Individual payouts can be further adjusted based on individual performance.

The MICP operating income target for 2010 was set at $2.5 billion based on the Company’s business plan. Achievement of this Operating Income target would have produced a payout of 70% under the financial component. Depending on the level of achievement on the strategic component, the total target payout could have ranged from 70%—110% of the Target Incentive Opportunity.

2010 MICP Achievement (Payout) Percentages

Operating Income	Financial Component	Strategic Component	Total Payout Range
Threshold - $2.3B	10%	0% - 40%	10% - 50%
Target - 2010 Business Plan - $2.5B	70%	0% - 40%	70% - 110%
Maximum - $2.768B	120%	0% - 40%	120% - 160%

The 2010 MICP included 13 strategic goals in the following categories: (i) operations and safety; (ii) finance and commercial; and (iii) strategy, governance and people. These categories were selected to ensure that senior executives balance financial goals with key operating and business initiatives that impact employees, customers, communities and shareholders. There is no formal or informal weighting assigned to the individual goals or categories, and the Committee considers strategic results based on a subjective evaluation.

2010 MICP STRATEGIC PERFORMANCE GOALS

Operations and Safety	2010 MICP Goal	2010 Actual
Asset Utilization
• Gross Ton Miles per Active Train and Engine Employee	8,850	9,270
• Gross Ton Miles per Active Horsepower Hour	4.1	4.08

Customer Commitment
• On-time originations	82%	75%
• Committed Time of Arrival (CTA) Improvement	6%	(2)%
• Intermodal Availability	Confidential	Achieved
• Intermodal Availability: Triangle (Core Network)	88%	79%

Safety
• Reduce Personal Injuries	Reduce Injuries	15% reduction
• Reduce Train Accidents	Reduce Accidents	4% reduction

Finance
• Free Cash Flow Before Dividends	$597 million	$1.54 billion

Sales and Marketing
• Achieve “Same Store Sales” Price Increase	Confidential	6.1%

Strategy, Governance and People
• Develop implementation plan for Rail Safety Improvement Act, including Positive Train Control		Achieved (based on Compensation Committee Evaluation)
• Implement advocacy strategy for balanced energy policies, climate change legislation and balanced rail regulation
• Initiate strategy for 2010 bargaining round that further aligns employees with Company goals, avoids labor disruption and achieves labor cost increases below the rate of inflation

What was the payout under the 2010 MICP?

The Company achieved a 2010 operating income of $3.071 billion, which resulted in a 120% payout for the financial component of the 2010 MICP. Based on the assessment of the strategic measures, the Committee approved a 35% payout of the strategic component of the 2010 MICP. This resulted in a total overall payout of 155% of participants’ Target Incentive Opportunities. In accordance with the Company’s performance management program, actual MICP award payouts were based on individual performance and ranged from 39% – 190% of the participants’ Target Incentive Opportunities with an average overall payout of approximately 155%.

How does the 2010 payout compare to prior year payouts?

The chart below illustrates the Company’s historical operating income (as defined below) and the percentage payout under the MICP since 2004, when Mr. Ward assumed the role of CEO.

MICP Payout History: 2004—2010 (Dollars in millions)

Year	2004	2005	2006	2007	2008	2009	2010
Operating Income (Target)	$1,075	$1,310	$1,650	$2,300	$2,475	$2,350	$2,500
Operating Income (Actual)[1,2]	$982	$1,541	$2,137	$2,246	$2,751	$2,270	$3,071
Overall Payout (as a percentage of target incentive opportunity)	75%	150%	160%	90%	150%	70%	155%

1 –	Operating Income for 2004 through 2007 was based on the Company’s Surface Transportation operating segment as reported in the Form 10-K. Beginning in 2008, all items within other operating income and certain items within other income were reclassified into the Surface Transportation segment. As a result of this change, CSX consolidated operating income and Surface Transportation operating income are now the same; therefore, the Company no longer reports separate Surface Transportation results. Operating income was not materially impacted by these reclassifications. Amounts have been adjusted for the retrospective change in accounting policy for rail grinding.

2 –	Fiscal years 2004 and 2010 included an extra week based on the 52/53 week calendar.

Has the short-term incentive plan been effective in driving Company performance?

Yes. In the past eight years, operating performance has improved consistently, and management continues its drive to further improve operating income, earnings per share (“EPS”) from continuing operations and operating ratio. The table below reflects the improvements in operating income and EPS since 2004. The Committee believes that sustained improvements in operating income has played, and will continue to play, a critical role in the creation of shareholder value.

*	Amounts have been adjusted for the retrospective change in accounting policy for rail grinding. Fiscal years 2004 and 2010 included an extra week based on the 52/53 week calendar.

The Company generated an all-time record operating income of $3.071 billion in 2010, which represents a $320 million gain versus 2008, a year which previously produced the highest operating income achieved in Company history.

What was the 2010 short-term incentive compensation payout for the NEOs?

The Committee annually assesses the individual performance of each NEO consistent with the Company’s pay for performance compensation philosophy. Based on these assessments, the Committee approved individual payouts of 155% to 160% of the Target Incentive Opportunity for the NEOs. These amounts are reported in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table. As in prior years, the payout for the NEOs was substantially less than the maximum available to each individual under the SEIP.

LONG-TERM INCENTIVE COMPENSATION

Long-term incentive compensation is intended to enhance the relationship between executive compensation and the creation of shareholder value. This is accomplished by providing incentives based on performance measures that have historically driven long-term shareholder value, are within management’s direct control and encourage long-term commitment and perspective. Long-term incentives were granted in 2009 under the shareholder-approved CSX Omnibus Incentive Plan (“Omnibus Plan”), and in 2010, under the Stock Plan. The Stock Plan was approved by shareholders and implemented in May 2010 to replace the expiring Omnibus Plan. The Stock Plan allows multiple and varying types of awards and provides flexibility in compensation design. Award types can include stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights.

What types of long-term incentive compensation did the NEOs receive in 2010?

In 2010, we continued to provide long-term incentives in the form of both performance units and restricted stock units (“RSUs”) in order to provide a stable and balanced long-term incentive portfolio and maintain a strong link to shareholder value.

This was achieved by determining a market competitive long-term incentive grant value and allocating 75% of such value to performance units and 25% to time-based RSUs. This approach partially offsets market volatility and other external factors by sustaining a level of value while simultaneously preserving an incentive to meet performance goals.

Performance units are granted at the beginning of a three-year period known as the performance cycle in accordance with the Company’s long-term incentive plan (“LTIP”). Awards are made in the form of CSX common stock at the end of the three-year period based on attainment of pre-established performance goals.

RSUs represent a promise to issue shares of common stock if a participant remains employed by the Company for a defined period of time. This time period is commonly referred to as a restriction period. RSUs granted in 2010 vest three years after the date of grant and participants receive cash dividend equivalents on the unvested shares during the restriction period. Unlike performance units, RSUs are not subject to any performance requirements. RSUs are subject to forfeiture if employment terminates before the end of the restriction period for any reason other than death, disability, or retirement. If employment terminates due to death, the award fully vests and the shares are distributed to the participant’s estate. Upon termination as a result of disability or retirement, the participant receives a pro-rata payout based on the number of months completed in the restriction period.

In determining the number of units to be granted under each long-term incentive vehicle, a three-month average of CSX’s stock price is used, rather than the stock price on the date of grant. Using the three-month average reduces the impact of daily fluctuations in stock price.

How is the LTIP structured?

New LTIP cycles begin in May of each year when the Committee grants performance units to participants. These grants are made following annual Board review of the Company’s business plan for the applicable upcoming three-year period, upon which the performance targets are set. Each LTIP cycle is designed to emphasize performance as measured by operating ratio while also aligning executives’ interests with those of shareholders by linking the payout’s value to share price. The three-year performance cycles run concurrently, so the Company can have up to three active cycles during a given year. The 2008-2010 cycle closed on December 31, 2010. The 2009-2011 and 2010-2012 cycles remain in progress.

Each year, a market competitive annual long-term incentive award value (in dollars) is identified for each position level and converted into the appropriate number of units based on the value of CSX common stock. Actual payouts for each LTIP cycle, if any, do not occur until January of the year following the last year in the three-year cycle. These payouts can vary significantly from the target grants in terms of both the number of shares paid out and the market value of CSX common stock at the time of payout. The value of a payout is derived by multiplying the number of performance grants earned by the share price of CSX common stock at the time of payout. Based on actual performance, as discussed below, the payouts for the NEOs at the end of the performance cycle can range from 0% to 233% of the target grants for the 2009-2011 cycle and 0% to 200% of the target grants for the 2010-2012 cycle. The Executive Team’s awards can be reduced by as much as 30% based upon the Committee’s assessment of strategic goals. Dividends are not paid on unearned performance units.

Awards are subject to forfeiture if employment terminates before the end of the performance cycle for any reason other than death, disability, or retirement. If employment terminates due to death, disability, or retirement, participants, or their estate, receive a prorated portion of any payout based on the number of months completed in the LTIP cycle.

How many Performance Units and RSUs were granted to the NEOs in 2010?

As discussed above, a market competitive annual long-term incentive award value (in dollars) was identified for each NEO. The value was converted into a number of performance units and RSUs based on the average closing price of CSX stock for February, March, and April 2010, which was $50.21. The table below indicates the number performance units granted under the 2010-2012 LTIP cycle and the number of RSUs granted to each NEO on May 4, 2010.

NEO	2010 Long-Term Incentive Value	2010-2012 Performance Units (75% of Value)	2010 RSUs (25% of Value)	Total Performance Units and RSUs
Michael J. Ward	$4,000,000	59,749	19,916	79,665
Oscar Munoz	$1,500,000	22,406	7,469	29,875
David A. Brown	$1,500,000	22,406	7,469	29,875
Clarence W. Gooden	$1,500,000	22,406	7,469	29,875
Ellen M. Fitzsimmons	$1,000,000	14,937	4,979	19,916

Why is operating ratio used as the performance measure for the LTIP?

The Committee considers various financial measures for use as the key performance measure, such as operating ratio, free cash flow and return on invested capital. In 2010, the Committee approved the continuation of operating ratio as the performance measure, which is defined as annual operating expense divided by annual operating revenue adjusted by excluding nonrecurring items that are disclosed in the Company’s financial statements.1 Operating ratio was chosen due to its high correlation to Company stock price, alignment with shareholder interests and the ability of employees to understand the impact of their actions in relation to Company performance. It also motivates employees to support service improvements and maximize asset utilization. Operating ratio is measured in the final year against the goals set by the Committee at the beginning of the cycle.

Since fuel cost has a significant impact on expenses and operating ratio, provision is made at the beginning of each cycle for adjustment of the operating ratio targets by a predetermined amount if the per barrel cost of oil changes significantly.

How does the Company set financial performance goals for the LTIP cycles?

Operating ratio projections, as set forth in the Company’s three-year business plans, are used to establish the threshold, target and maximum payouts under the applicable LTIP cycles. To achieve a payout at target or above, the operating ratio in the final year of each cycle requires attaining or outperforming the Company’s business plan goals.

[1]	In first quarter of 2008, the Company reclassified items within “Other Operating Income” and certain items within “Other Income” into the Rail segment as disclosed in the Company’s Form 10-Q filed with the SEC on April 16, 2008.

What were the financial goals for the 2008-2010 LTIP cycle?

The preceding chart illustrates the alignment of the Company’s three-year business plan with the targets set for the 2008-2010 LTIP cycle. For instance: (i) to achieve a threshold payout, an operating ratio improvement of 2.6 percentage points over the 2007 operating ratio was needed; (ii) to achieve a target payout, an operating ratio improvement of 5.6 percentage points was needed; and (iii) to achieve a maximum payout, an operating ratio improvement of 8.6 percentage points was needed.

Were there any additional goals established for the 2008-2010 cycle that impacted the payout for the NEOs?

Yes. The payout for the NEOs was also subject to a discretionary downward adjustment by the Committee of up to 30% based on performance against certain strategic goals established for the 2008-2010 LTIP cycle. In considering whether to exercise its downward discretion, the Committee took into account these strategic goals and other factors, including: (i) the potential total value of the individual and aggregate payouts relative to payouts to other participants in the plan; (ii) the Company’s share price at the time of Committee approval of any payouts; (iii) the specific contributions of the NEOs with consideration for their levels of corporate responsibility; (iv) leadership and strategic planning goals; (v) safety; and (vi) service measures. There is no formal or informal weighting assigned to the strategic goals, and the Committee considers strategic results based on a subjective evaluation.

The 2008-2010 cycle included the following strategic goals:

2008-2010 Long-Term Incentive Plan Strategic Goals:	Result
• Identify and develop potential successors for all Executive Team positions	Achieved

• Achieve cumulative three-year free cash flow of $2.625 billion (before dividends)	Achieved

• Achieve a customer service rating of 7.40 or higher	Not achieved

• Improve Committed Time of Arrival over 2007 levels by 6.6% in 2008, 9.8% in 2009, and 14.8% in 2010	Not achieved

• Achieve Total Service Integration targets	Partially achieved

• Further develop labor negotiation strategy and objectives	Achieved

• Enhance risk mitigation initiatives for top five enterprise risk management issues	Achieved

• Achieve volume increases of at least 2.5% CAGR (2010 over 2007)	Not achieved

• Achieve confidential price-related goals	Partially achieved

• Achieve process improvement savings of $412 million	Achieved

• Achieve the lowest personal injury frequency and train accident rates in the industry by 2010	Not achieved

• Achieve cumulative three-year operating income of $9.6 billion for 2008-2010	Not achieved

What was the potential payout opportunity under the 2008-2010 LTIP cycle?

The following table reflects the threshold, target and maximum payouts for the corresponding operating ratio goals for the 2008-2010 LTIP cycle. If the threshold operating ratio goal had not been achieved, no payout would have resulted.

	Threshold	Target	Maximum
2010 Operating Ratio	75%	72%	69%
Percentage Payout	20%	100%	200%

What was the actual payout for the 2008-2010 cycle?

The 2008-2010 cycle, implemented in May 2008, was paid out in January 2011 to approximately 750 participants, including the NEOs. This payout was based on the Company’s 2010 operating ratio of 71.1%, generating a payout of 115%. At the time of adoption of the 2008-2010 LTIP cycle, provision was made for the adjustment of the operating ratio targets by a predetermined amount if the per barrel cost of oil varied significantly from the projected price range of $82 to $102 per barrel of West Texas Intermediate Crude (“WTIC”). The average price per barrel of WTIC for 2010 was $79.42, which fell outside of the projected range resulting in an adjustment to the operating ratio target according to the terms of the 2008-2010 LTIP to require an operating ratio of 71.56% to achieve a 100% payout. If the WTIC had fallen within the projected range, the payout would have been 130% instead of 115%.

This payout was further subject to a discretionary downward adjustment of up to 30% based on performance against certain strategic objectives. The Committee, however, did not exercise this downward discretion.

The stock price on the day the award was approved was $67.71. Actual payout information for the NEOs is provided in the Options Exercised and Stock Vested Table.

What other forms of long-term incentive compensation are available to NEOs?

Under the Stock Plan, CSX has the ability to grant various forms of equity-based compensation including stock options, stock appreciation rights and common stock grants in addition to RSUs and performance units. On occasion, the Company will grant restricted stock to retain or attract executives or reward exemplary performance. The Company has not granted stock options since 2003 and has never utilized stock appreciation rights.

Have the long-term incentive plans been effective in driving Company performance?

Yes. In the past eight years, operating performance has improved consistently and management continues its drive to further improve operating ratio. In 2010, the economy began to improve resulting in volume growth across most of the Company’s markets. As a result, the Company generated an all-time record operating ratio of 71.1%.

The table below reflects the improvements in operating ratio since 2004. The Committee believes that sustained improvement in operating ratio plays a critical role in the creation of long-term shareholder value.

*	Amounts have been adjusted for the retrospective change in accounting policy for rail grinding. Fiscal years 2004 and 2010 included an extra week based on the 52/53 week calendar.

Does the Company have clawback provisions or non-compete agreements?

Yes. The Company utilizes both clawback provisions and non-compete agreements in connection with its LTIP cycles.

Clawbacks. Each LTIP contains provisions for Vice Presidents and above (“Senior Management”) that require the repayment to the Company of any award received if, within the two-year period following the receipt of the award, the employee violates certain conditions including: (i) separation from the Company and working for a competitor in a similar capacity as the participant has functioned during the past five years at the Company; or (ii) engaging in conduct that puts the Company at a competitive disadvantage. In the event the Company is required to restate its financial statements, due to accounting irregularities, the clawback also requires amounts in excess of the otherwise proper award be repaid to the Company.

Non-Compete Agreements. Since 2007, members of Senior Management have been required to enter into formal non-compete agreements with the Company as a condition for participation in LTIP cycles beginning in 2007. The non-compete agreement allows the Company to preclude an employee from working for a competitor. The non-compete conditions are similar to those contained in the clawback provision but extend for a period of 18 months following separation from employment.

BENEFITS

What types of Retirement and Health and Welfare Benefits are provided to the NEOs?

Retirement Compensation:

CSX’s retirement programs consist of two components: a defined benefit pension plan and a 401(k) plan. The retirement programs described below are provided to the NEOs under the following plans:

•	CSX Pension Plan (the “Pension Plan”);

•	Special Retirement Plan for CSX Corporation and Affiliated Corporations (the “Special Retirement Plan”);

•	The Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies (“CSXtra Plan”); and

•	The Executive Deferred Compensation Plan.

CSX Pension Plan

The Pension Plan is qualified under the Internal Revenue Code (“Code”) and covers most of CSX’s non-union employees upon the completion of one year of service and the attainment of age 21. In general, pension benefits accrue in two different ways: (i) for employees hired before January 1, 2003, benefits accrue based on a “final average pay” (“FAP”) formula; and (ii) for employees hired on or after January 1, 2003, benefits accrue based on a “cash balance” formula.

CSX Special Retirement Plan

The Special Retirement Plan is a nonqualified plan and primarily provides benefits that are otherwise limited under the CSX Pension Plan due to the qualified plan Code provisions. Further information on the Pension Plan and Special Retirement Plan can be found in the footnotes to the Pension Benefits Table.

CSXtra 401(k) Plan

All CSX non-union employees may contribute to the Company-wide CSXtra Plan, which is a traditional qualified 401(k) plan. Participants may contribute on a pre-tax and post-tax basis and receive Company matching contributions. Through April 30, 2010, the Company’s matching contribution was equal to 50% of the employees’ contributions up to 6% of base salary. Beginning May 1, 2010, the Company’s matching contribution is equal to 100% on the employee’s first 1% contribution, and 50% on the employee’s additional contributions up to 6% of base salary. Participants may invest contributions among available funds, which include the stable value fund, balanced fund, large cap value fund, S&P 500 Index fund, large cap growth fund, international equity fund, small cap value fund, retirement target date funds, and a CSX stock fund.

Executive Deferred Compensation Plan

CSX maintains an elective nonqualified executive deferred compensation plan (the “EDCP”), in compliance with Section 409A, for the benefit of its eligible executives and certain other employees. The purpose of the EDCP is to provide executives with the opportunity to:

•	defer compensation in excess of qualified plan limits;

•	defer compensation to allow them to receive the full Company matching contribution of 3.5% of base salary not otherwise available to them under the 401(k) plan; and

•	defer compensation (and earnings) until retirement or another specified date or event.

The types of compensation eligible for deferral include base salary, short-term incentive compensation (annual incentive), and LTIP awards.

Health and Welfare Benefits:

CSX provides health and welfare benefits to the NEOs on the same terms available to eligible management employees. The Company also provides basic life insurance and accidental death and dismemberment (“AD&D”) insurance coverage to all management employees, each of which is equal to two times their respective annual salaries. Both life and AD&D benefits were capped at $1,000,000 effective January 1, 2006, but employees who already had coverage in excess of $1,000,000 retained the prior cap of $3,000,000. The Company also provides to the NEOs, on the same basis as other employees, salary continuance in the event of short-term disability, long-term disability (“LTD”) insurance, travel accident insurance and vacation based on length of service.

CSX sponsors a post-retirement health and welfare plan for employees hired before January 1, 2003. The Company stopped providing post-retirement health and welfare benefits for employees, including executive officers, hired on or after January 1, 2003, as a cost-saving measure and because providing these benefits was no longer necessary to remain competitive in the labor market.

Does the Company provide perquisites to its NEOs?

The perquisites provided to NEOs in 2010 included: (i) financial planning services up to $12,000; (ii) excess liability insurance; and (iii) an annual physical examination. These perquisites were valued at approximately $15,000 for each NEO.

Since Mr. Ward became CEO in 2003, he has been required to travel by Company aircraft at all times for security purposes and to ensure efficient use of his time. In 2010, the value of Mr. Ward’s Board-mandated personal aircraft usage was $85,485. All other Executive Team members are allowed occasional private air travel. In 2010, Messrs. Gooden, Brown and Munoz had personal aircraft usage valued at $26,855, $2,870 and $2,050, respectively. More information on aircraft and other perquisites, including specific details about perquisites afforded to each NEO in 2010, is available in the footnotes to the Summary Compensation Table.

SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

Is there any special severance plan provided to NEOs?

With the exceptions discussed in the Post-Termination and Change-in-Control Payments section in the Compensation Tables’ narrative below, the Company does not generally provide for any special termination of employment payments or benefits that favor the NEOs in scope, terms or operation. Payments are generally available to all salaried employees whose positions are eliminated, pursuant to the terms of CSX’s Severance Plan, which pays benefits based upon years of service. The benefits range from one month of base pay (if one to three years of service has been attained) to one year of base pay (if at least 34 years of service has been attained).

Does the Company provide Change-in-Control Agreements to its NEOs?

Yes. CSX has entered into Change-in-Control Agreements with each of the NEOs that are designed to ensure management objectivity in the face of a potential transaction. Since payment is conditioned upon a change-in-control as well as separation from employment, executives are financially protected and thereby properly positioned to negotiate in the best interests of shareholders.

A detailed description of the Change-in-Control Agreements is set forth under the section entitled “Post-Termination and Change-in-Control Payments.”

Are there limits on severance amounts paid to NEOs pursuant to Change-in-Control Agreements?

Yes. In February of 2011, the Board adopted a new policy, effective March 1, 2011, for severance benefits applicable to all agreements, including existing agreements (the “Policy”). The Policy: (i) requires a double-trigger to receive severance, that is, both a change in control, as defined in the Change-in-Control Agreements, and a termination of employment must occur to trigger severance amounts; (ii) prohibits Company reimbursement for the payment of excise taxes; (iii) defines “bonus” as the current “target” amount; and (iv) requires a contract term not to exceed three years. The Policy also provides that the payment of severance benefits, without shareholder approval, is limited to 2.99 (“Multiplier”) times base salary plus bonus. The Policy is available on the Company’s Internet website at http://investors.csx.com under the heading “Corporate Governance”. All of the NEOs’ Change-in-Control Agreements are in compliance with the Policy. In March 2011, the NEOs executed new Change-in-Control Agreements relinquishing certain rights under prior agreements in exchange for consideration in the amount of $5,000. For more information, see the Recent Compensation Actions at the beginning of this CD&A.

Does the Company have stock ownership guidelines for the NEOs?

Yes. CSX believes that, in order to align the interests of executive officers to those of its shareholders, it is important that executive officers hold a meaningful ownership position in CSX common stock relative to their base salary. To achieve this linkage, CSX has established the following formal stock ownership guidelines. These guidelines are generally at or above the stock ownership requirements of most general industry companies with publicly-stated stock ownership guidelines. Senior executive officers must retain 100% of net shares issued until the guidelines are achieved and have five years in which to do so. Upon achievement, such officers may dispose of shares held in excess of 1.2 times the applicable ownership threshold. The requirements are as follows:

Position	Minimum Value
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 time base salary

As of March 4, 2011, all NEOs held amounts of CSX common stock in excess of these ownership guideline requirements.

As part of its stock ownership guidelines, the Company has adopted a one-year holding period requirement applicable to all restricted stock for Executive Team members. Accordingly, NEOs must wait one year after the completion of the restriction period before entering into any transaction involving such stock.

What are the accounting, tax and dilution considerations of CSX’s compensation programs?

As discussed above, a significant portion of each NEO’s direct compensation is based solely on performance. Section 162(m) imposes a $1 million limit on the amount that CSX may deduct for compensation paid to the NEOs. However, performance-based compensation paid under a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Committee that establishes such goals consists only of outside directors.

The Committee and the Board have considered the Section 162(m) requirements. The Committee may adjust this amount downward in its sole discretion. While the tax effect of any compensation arrangement is a key factor to be considered, the effect is evaluated by the Committee in light of CSX’s overall compensation philosophy and objectives. CSX’s compensation program for NEOs has both objective and discretionary elements. Generally, the Committee wishes to maximize CSX’s federal income tax deductions for compensation expense and, therefore, has structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). Nonetheless, the Committee believes that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with CSX’s compensation philosophy and objectives and may be in the best interests of CSX and its shareholders. The Committee’s ability to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).

The Committee also considers the accounting, tax, and shareholder dilutive costs of specific executive compensation programs, and seeks to balance the earnings, tax, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly-qualified executives.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received, as well as granted, in 2010 for the CEO, the CFO, and the next three most highly-paid executive officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Michael J. Ward Chairman, President and CEO	2010	$1,100,000	—	$4,287,570	—	$2,112,000	$1,608,440	$158,642	$9,266,652
	2009	$1,100,000	—	$4,581,456	—	$1,200,000	$3,101,352	$137,598	$10,120,406
	2008	$1,058,333	—	$4,000,012	—	$2,032,000	$4,333,389	$211,530	$11,635,264

Oscar Munoz Executive Vice President and CFO	2010	$650,000	—	$1,607,873	—	$936,000	$139,558	$50,404	$3,383,835
	2009	$650,000	—	$1,718,054	—	$535,000	$59,483	$22,429	$2,984,966
	2008	$629,167	—	$1,500,029	—	$906,000	$69,330	$41,251	$3,145,777

David A. Brown Executive Vice President and COO CSX Transportation, Inc.	2010	$525,000	—	$1,607,873	—	$732,375	$801,125	$22,455	$3,688,828
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

Clarence W. Gooden Executive Vice President and CCO	2010	$550,000	—	$1,607,873	—	$792,000	$814,125	$69,279	$3,833,277
	2009	$550,000	—	$1,718,054	—	$450,000	$1,377,752	$30,499	$4,126,305
	2008	$529,167	—	$1,500,029	—	$738,188	$1,528,693	$48,675	$4,344,752

Ellen M. Fitzsimmons Senior Vice President General Counsel and Corporate Secretary	2010	$500,000	—	$1,071,879	—	$620,000	$443,818	$22,339	$2,658,036
	2009	$500,000	—	$1,145,380	—	$365,000	$706,338	$25,234	$2,741,952
	2008	$479,167	—	$1,000,019	—	$613,333	$202,619	$37,747	$2,332,885

1 –	Stock Awards—Amounts disclosed in this column are related to performance grants in 2008, 2009 and 2010, as well as RSUs granted in 2009 and 2010. Since the awards are paid in shares, all values are based on the grant date fair value of shares that could be earned. For performance awards, the number of shares that could be earned is based on the probable outcome of performance as of the date of grant. The grant date fair market values for each LTIP cycle are as follows: 2008-2010—$65.08, 2009-2011—$31.28 and 2010-2012—$53.82. For more information, see Note 4, Stock Plans and Share-Based Compensation in the Notes to Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K, which was filed on February 18, 2011. If the highest level of performance under each LTIP cycle is achieved, the maximum value for each NEO by year would be: 2010: Mr. Ward—$7,503,261, Messrs. Munoz, Gooden and Brown—$2,813,764, and Ms. Fitzsimmons—$1,875,788; 2009: Mr. Ward—$9,162,912, Messrs. Munoz and Gooden—$3,436,108, and Ms. Fitzsimmons—$2,290,760; and 2008: Mr. Ward—$8,000,024, Messrs. Munoz and Gooden—$3,000,058, and Ms. Fitzsimmons—$2,000,038. The determination of the number of units granted upon inception of the 2009-2011 and 2010-2012 LTIP cycles used a three-month average of CSX’s stock price rather than the stock price on the date of grant used for the 2008-2010 LTIP cycle. Using the three-month average reduces the impact of daily fluctuations in stock price.

2 –	Non-Equity Incentive Plan Compensation—The 2010 annual incentive compensation was paid in February 2011 at 155%—160% of the target incentive opportunity for the NEOs.

3 –	Change in Pension Value and Nonqualified Deferred Compensation Earnings—The values in this column reflect only changes in pension value as there were no above-market nonqualified deferred compensation earnings to report. The present value of accumulated benefits for 2010 reflects a discount rate of 5% compared to the 5.25% discount rate applicable for 2009. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. There were no other changes in plan provisions or assumptions that affected the value. CSX measured its pension values as of December 31, 2010.

4 –	All Other Compensation—The values in this column include amounts for personal aircraft usage, financial planning services, physical examination, excess liability insurance, the Company’s match under the 401(k) plan and certain charitable contributions. For Mr. Ward, this column includes, along with the items discussed above, Company-mandated aircraft usage by Mr. Ward in the amount of $85,485, as well as a Company match pursuant to the Matching Gift Program in the amount of $50,000, which was a perquisite available to Mr. Ward pursuant to his service as a director. This benefit will only be available to non-management directors beginning in 2011. For Messrs. Gooden, Brown and Munoz, this column includes personal aircraft usage valued at $26,855, $2,870, and $2,050, respectively. The personal aircraft usage amount was calculated using the direct hourly operating cost of $2,050 per flight hour for 2010. The aggregate incremental cost for the use of Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate (including fuel, oil, airport and hangar fees, crew expenses, maintenance and catering) for the aircraft by the hours the executive used the aircraft. For these purposes, hours occupied by any “deadhead” aircraft legs are included in the total hours the aircraft was used by the executive. As part of its philanthropic activities, CSX makes contributions, including contributions at the suggestion of its officers, to charitable organizations serving the Company’s communities consistent with its business objectives. In addition, during 2010, the Company made contributions of $22,500 and $15,000 to qualifying 501(c)(3) organizations at the suggestion of Messrs. Munoz and Gooden, respectively. These amounts are included in the All Other Compensation column for Messrs. Munoz and Gooden.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The Grants of Plan-Based Awards Table is a supporting table to the Summary Compensation Table. In 2010, the NEOs received the plan-based awards as shown in the table below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards; Number of shares of stock or units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# units)	Target (# units)	Maximum (# units)
Michael J. Ward	May 5, 2010	—	—	—	11,950	59,749	119,498	—	$3,215,691
	May 5, 2010	—	—	—	—	—	—	19,916	$1,071,879
		$132,000	$1,320,000	$3,000,000	—	—	—	—	—

Oscar Munoz	May 5, 2010	—	—	—	4,481	22,406	44,812	—	$1,205,891
	May 5, 2010	—	—	—	—	—	—	7,469	$401,982
		$58,500	$585,000	$3,000,000	—	—	—	—	—

David A. Brown	May 5, 2010	—	—	—	4,481	22,406	44,812	—	$1,205,891
	May 5, 2010	—	—	—	—	—	—	7,469	$401,982
		$47,250	$472,500	$3,000,000	—	—	—	—	—

Clarence W. Gooden	May 5, 2010	—	—	—	4,481	22,406	44,812	—	$1,205,891
	May 5, 2010	—	—	—	—	—	—	7,469	$401,982
		$49,500	$495,000	$3,000,000	—	—	—	—	—

Ellen M. Fitzsimmons	May 5, 2010	—	—	—	2,987	14,937	29,874	—	$803,909
	May 5, 2010	—	—	—	—	—	—	4,979	$267,970
		$40,000	$400,000	$3,000,000	—	—	—	—	—

1 –	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—The amounts in these columns reflect what the potential payments could have been for 2010 under the SEIP as typically administered by the Committee using the target incentive opportunity and Company performance under the MICP. The values reflect a threshold payout of 10%, a target payout of 100% and a maximum payout that cannot exceed the lesser of 0.3% of operating income for the CEO and 0.2% of operating income for each other named executive officer, or $3 million under the shareholder approved SEIP. At the Committee’s discretion, payouts can be zero. The actual payment for 2010 is shown in the Summary Compensation Table.

2 –	Estimated Future Payouts Under Equity Incentive Plan Programs—The values in these columns reflect the potential payout in shares under the 2010-2012 LTIP cycle based on preestablished financial performance and strategic goals. The Company’s operating ratio for 2012, the final year of the LTIP cycle, will determine a payout of shares which can range from 0% to 200% of the LTIP grants. The values reflect approximate payouts of 20% at threshold, 100% at target and 200% at maximum. When combined with the RSUs, payouts would be equal to 40% (threshold), 100% (target), and 175% (maximum) of the total units granted.

3 –	All Other Stock Awards; Number of shares of stock or units—The value in this column reflects the number of RSUs granted in 2010.

4 –	Grant Date Fair Value of Stock and Option Awards—The value in this column reflects the number of performance grants, which is the target number, multiplied by $53.82 (the closing price of CSX stock on the date of grant).

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below presents information pertaining to all outstanding equity awards held by the NEOs as of December 31, 2010 and their potential value based on CSX’s closing price on December 31, 2010 of $64.61. Outstanding equity awards are comprised of vested stock options, outstanding RSUs and outstanding LTIP grants.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price[1] ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[6] ($)
Michael J. Ward	190,000	—	$16.0725	05/07/13	56,532	$3,652,533	268,266	$17,332,666
Oscar Munoz	—	—	—	—	21,200	$1,369,732	100,600	$6,499,766
David A. Brown	—	—	—	—	20,096	$1,298,403	77,713	$5,021,037
Clarence W. Gooden	—	—	—	—	21,200	$1,369,732	100,600	$6,499,766
Ellen M. Fitzsimmons	—	—	—	—	14,133	$913,133	67,067	$4,333,199

1 –	Option Exercise Price—The option exercise price is the average of the high and low stock price on the grant date of the stock option award. The approval date and grant date are the same for each individual stock option grant listed above.

2 –	Option Expiration Date—The stock option awards expire on the tenth anniversary of the grant date.

3 –	Number of Shares or Units That Have Not Vested—The units reflected in this column represent RSUs granted in May 2010 that will vest in May 2013 assuming continued employment, as well as 10,522 shares of restricted stock for Mr. Brown that vest in 2014. In the case of death, disability or retirement, pro-rata vesting applies.

4 –	Market Value of Shares or Units of Stock That Have Not Vested—The market values are based on the closing stock price as of December 31, 2010 of $64.61.

5 –	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested—In accordance with the SEC requirements for this table, the number of shares shown in the column above represents the sum of the performance units that would be payable under the 2009-2011 and 2010-2012 LTIP cycles if the Company’s actual performance in 2010 was applied to each plan’s performance measures. The Company’s 2010 performance would have resulted in a 166% payout for 2009-2011 cycle and no payout for the 2010-2012 cycle. The SEC requires that projected payouts be shown at the next higher performance measure. Therefore, the number of performance units shown above is equal to the maximum payout for the 2009-2011 cycle (233%) and the threshold payout for the 2010-2012 cycle (20%).

6 –	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested—The market values are based on the closing stock price as of December 31, 2010 of $64.61. The value can be more or less than these amounts based on the stock price at the end of the performance period.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

The table below presents the stock options exercised and the number of shares paid from the 2008-2010 LTIP cycle, and the value realized from each.

Name	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[3] ($)
Michael J. Ward	283,332	$11,677,856	70,682	$4,785,878
Oscar Munoz	100,000	$4,198,600	26,506	$1,794,721
David A. Brown	—	—	18,504	$1,165,277
Clarence W. Gooden	—	—	26,506	$1,794,721
Ellen M. Fitzsimmons	93,332	$3,862,014	17,671	$1,196,503

1 –	Value realized—Number of options multiplied by the sales price minus the exercise price.

2 –	Shares Acquired on Vesting—Shares acquired through stock awards include the number of shares that were issued pursuant to the 2008-2010 LTIP awards payable at 115% of target as discussed in the CD&A. Mr. Brown’s shares also include a previous restricted stock award of 6,720 shares that vested in May 2010 at a stock price of $54.67.

3 –	Value Realized—Number of shares issued pursuant to the 2008-2010 LTIP multiplied by $67.71, the closing price of CSX stock on January 24, 2011, the date the award was approved by the Compensation Committee.

PENSION BENEFITS TABLE

As reflected by the Pension Benefits Table, and as described below, CSX maintains defined benefit plans (qualified and nonqualified) under which the NEOs are entitled to benefits: the Pension Plan (both “final average pay” and “cash balance” formulas) and the Special Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Ward[1]	Qualified CSX Pension Plan	33.583	$1,495,733	—
	Nonqualified Special Retirement Plan	44.000	$22,569,215	—

Oscar Munoz	Qualified CSX Pension Plan	7.667	$86,834	—
	Nonqualified Special Retirement Plan	7.667	$406,632	—

David A. Brown[2]	Qualified CSX Pension Plan	4.667	$57,527	—
	Nonqualified Special Retirement Plan	29.584	$1,979,570	—

Clarence W. Gooden[3]	Qualified CSX Pension Plan	39.083	$1,768,812	—
	Nonqualified Special Retirement Plan	44.000	$7,843,956	—

Ellen M. Fitzsimmons	Qualified CSX Pension Plan	19.333	$564,357	—
	Nonqualified Special Retirement Plan	19.333	$1,929,954	—

1 –	Special Retirement Plan (Nonqualified)—Mr. Ward’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”); his actual years of service are 33.583 years. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $5,713,195. Note that Mr. Ward has not received accruals of extra years of service since 2007.

2 –	Special Retirement Plan (Nonqualified)—Mr. Brown’s credited service under the Special Retirement Plan is 29.584 years due to the crediting of his service with his prior employer under his employment agreement; his actual years of service with CSX Transportation are 4.667 years. However, his CSX pension benefit is offset by the pension benefits he receives from his prior employer as well as amounts payable from his CSX cash balance benefit. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $1,570,220.

3 –	Special Retirement Plan (Nonqualified)—Mr. Gooden’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”), and his actual years of service are 39.083 years. Mr. Gooden will receive no additional years of service credit under this plan going forward. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $1,069,369.

Qualified CSX Pension Plan

Final Average Pay Formula for Employees Hired Before January 1, 2003

For employees hired before January 1, 2003, the final average pay formula provides for a benefit, in the form of a life annuity starting at age 65. The pay taken into account under the final average pay formula includes base salary and annual incentive payments for the employee’s highest consecutive sixty-month period. The benefit is equal to 1.5% of the employee’s final average pay multiplied by the employee’s years of service. This amount is then reduced by 40% of the employee’s Social Security benefits or 60% of the employee’s Railroad Retirement benefits, or both, as applicable. The resulting benefit is subject to a cap imposed under Code Section 415 (the “415 Limit”). The 415 Limit for 2010 is $195,000 (for a life annuity at age 65) and is subject to adjustment for future cost of living changes. Further, under the Code, the maximum amount of pay that may be taken into account for any year is limited. This limit (the “Compensation Limit”) is $245,000 for 2010 and is also subject to adjustment for future cost of living changes. Messrs. Ward and Gooden and Ms. Fitzsimmons were hired before January 1, 2003, and are covered by the final average pay formula under the Pension Plan.

•	Transfer Benefits

The Pension Plan provides an enhancement to the pension benefits of those participants who transfer from a position covered by Railroad Retirement to a position covered by Social Security. This enhancement is to make up for any retirement benefit lost due to discontinuance of Railroad Retirement service.

•	Vesting

Benefits under the Pension Plan final average pay formula vest upon the earlier of the completion of five years of service or attainment of age 65.

•	Early Retirement

The Pension Plan final average pay formula has a normal retirement age of 65. However, employees with 10 years of service may retire as early as age 55, but with a reduction from full benefits to reflect early commencement of the benefit prior to age 65. If an active participant reaches age 55 with 10 years of service, the reduction for early retirement is 1/360th of the pension benefit for each month the benefit commences prior to age 60 (rather than age 65). Messrs. Ward and Gooden have already attained age 55 with 10 years of service and thus are currently eligible to retire under the early retirement provisions of the Pension Plan.

•	Form of Payment of Benefits

Benefits under the Pension Plan’s final average pay formula are payable in various annuity forms at retirement. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2010 Annual Report on Form 10-K.

Cash Balance Formula for Employees Hired on or After January 1, 2003

Employees who become eligible to participate in the Pension Plan on or after January 1, 2003 earn pension benefits under the cash balance formula. These benefits are expressed in the form of a hypothetical account balance. For each month of service, the participant’s account is credited with a percentage of the participant’s pay for that month. The percentage of pay credited is determined based on the participant’s age and years of service.

The hypothetical account earns interest credits on a monthly basis based on the annual 10-year Treasury bond rate and the participant’s account balance as of the end of the prior month. The average annual 10-year Treasury bond rate used for 2010 was 3.26%. Pay for purposes of the cash balance formula is defined in the same way as for the final average pay formula. The 415 Limit and Compensation Limit also apply in determining benefits under the cash balance formula.

Because Messrs. Munoz and Brown were hired after January 1, 2003, they are covered by the cash balance formula. Through April 30, 2010, Messrs. Munoz and Brown earned cash balance benefits at a rate equal to 4% of pay. Beginning May 1, 2010, Messrs. Munoz and Brown earned benefits at a rate equal to 6% of pay up to the Social Security Wage Base (“Wage Base”), which was $106,800 in 2010, and 10% of pay in excess of the Wage Base. This change was due to an enhancement of the cash balance formula applicable to all participants. Pursuant to his employment agreement, Mr. Brown, however, receives a benefit under the Special Retirement Plan based on the final average pay formula, as defined above, offset by: (i) his prior employer’s pension benefit; and (ii) any benefit payable under the CSX cash balance formula.

•	Vesting. Benefits under the cash balance formula vest upon the earlier of the completion of three years of service or attainment of age 65.

•

Form of Payment of Benefits. Benefits under the cash balance formula may be paid upon termination of employment or retirement as a lump sum or in various annuity forms. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2010 Annual Report on Form 10-K.

Special Retirement Plan of CSX and Affiliated Corporations

The Special Retirement Plan is a nonqualified plan that generally covers CSX executives, including the NEOs, whose compensation exceeds the Compensation Limit. The purpose of the Special Retirement Plan is to assist CSX in attracting and retaining key executives by allowing it to offer competitive pension benefits on the basis described below.

Benefits

The Special Retirement Plan formula replicates the qualified plan formula but provides for the payment of benefits that would otherwise be denied under the Pension Plan due to the Section 415 Limit and the Compensation Limit, both described above.

Additional Service Credit

The Special Retirement Plan provides for the granting of additional service credit to executives designated by the CEO where it is necessary to do so in order to provide competitive retirement benefits. Messrs. Ward and Gooden have been covered by the Special Retirement Plan’s additional service crediting provisions since September 2, 1995 and December 21, 1996, respectively. Pursuant to the Special Retirement Plan’s applicable service crediting rules, an eligible executive is credited with one additional year of service for each actual year of service worked beginning no earlier than age 45 continuing until age 65. Total service cannot exceed a maximum of 44 years, unless actual service exceeds 44 years. The additional service credit vests upon an executive’s attainment of age 55 and completion of ten years of actual service. Mr. Ward stopped accruing extra service credits in 2007, and Mr. Gooden has attained the maximum levels of creditable service. The additional two-for-one service credits discussed above were awarded in the mid-1990’s under a plan provision that is no longer utilized for new participants.

Executive Specific Benefits

The Special Retirement Plan allows for the payment of individually negotiated nonqualified pension benefits. Of the NEOs, only Messrs. Ward and Brown have such benefits.

Mr. Ward: Mr. Ward’s benefit ensures that any shortfall that may arise under the transfer benefit will be paid under the Special Retirement Plan.

Mr. Brown: Pursuant to the employment agreement between CSX and Mr. Brown, CSX agreed to provide Mr. Brown with a special pension benefit payable under the Special Retirement Plan. The amount payable is equal to the benefit calculation under the CSX final average pay formula utilizing his years of service at his previous employer and his CSX final average pay minus any benefit received from his previous employer and the CSX Cash Balance Plan.

Form of Payment of Benefits; Certain Forfeiture Provisions

Under the terms of the Special Retirement Plan, nonqualified pension benefits can be paid in the same form as under the Pension Plan, except that Messrs. Ward and Gooden were permitted and elected to receive their Special Retirement Plan pension benefits in the form of a lump sum.

Pension benefits under the Special Retirement Plan are subject to: (i) suspension and possible forfeiture if a retired executive competes with the Company or engages in acts detrimental to the Company; or (ii) forfeiture if an executive is terminated for engaging in acts detrimental to the Company.

Under the current terms of the Special Retirement Plan, unless an employee has elected otherwise, within 45 days after a change-in-control, the employee is entitled to a lump sum payment equal to the actuarial present value of his or her accrued benefit under the Special Retirement Plan.

The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the Pension Benefits Table for the Special Retirement Plan are described in CSX’s 2010 Annual Report on Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Nonqualified Deferred Compensation Table provides a summary of 2010 deferrals made under the EDCP, CSX’s current executive nonqualified deferral program, as well as 2010 earnings, distributions, and year-end balances. Two types of deferrals are represented below: cash deferrals and stock deferrals. Cash deferrals include deferred portions of an NEO’s base salary and short-term incentive payments. Stock deferrals include deferred portions of compensation payable in the form of CSX common stock.

Name	Executive Contributions Last Fiscal Year ($)	Registrant Contributions Last Fiscal Year ($)	Aggregate Earnings Last Fiscal Year[1] ($)	Aggregate Distributions Last Fiscal Year[2] ($)	Aggregate Balance Last Fiscal Year[3] ($)
Michael J. Ward	—	—	$2,093,107	$129,786	$9,051,478
Oscar Munoz	$24,300	$13,500	$43,686	—	$1,030,414
David A. Brown	—	—	—	—	—
Clarence W. Gooden	$18,300	$10,167	$652,065	—	$2,845,564
Ellen M. Fitzsimmons	$15,300	$8,500	$114,665	$6,505	$550,809

1 –	Aggregate Earnings Last Fiscal Year—Earnings on cash deferrals include the total gains and losses credited in 2010 based on the hypothetical investment of those amounts in the manner described below. Earnings on stock deferrals reflect the difference between the closing stock price at the end of 2009 and 2010, plus any dividend equivalents credited in 2010.

2 –	Aggregate Distributions Last Fiscal Year—Distributions include any dividend equivalents credited on deferred stock balances in 2010 that were paid out in the form of cash. Such an option is allowed only on stock deferred prior to 2005.

3 –	Aggregate Balance Last Fiscal Year—Of the aggregate balances listed in this column, the amounts attributable to deferred stock are as follows: Mr. Ward, $8,556,593; Messrs. Munoz and Brown, $0; Mr. Gooden, $2,459,161; and Ms. Fitzsimmons, $428,885.

Eligible Deferrals

Under the EDCP, participants are entitled to elect to defer up to: (i) 50% of base pay; (ii) 100% of awards payable in cash under CSX’s incentive compensation plans; and (iii) 100% of the long-term incentive awards payable in the form of stock. Participants also are entitled to matching contributions (in the form of credits) based on the amount of additional matching contributions that the NEO would have received under CSX’s 401(k) plan assuming that: (i) certain Code limits did not apply; and (ii) contributions made under the EDCP were instead made under CSX’s 401(k) plan.

Investment of Deferred Amounts

In accordance with a participant’s individual elections, deferred amounts, other than stock awards, are treated as if they were invested among the investment funds available under the qualified 401(k) plan. Participants may elect to change the investment of deferred amounts, other than deferred stock awards.

Timing and Form of Payments

EDCP participants may elect to receive payment of their deferred amounts, including earnings, upon separation from service, the attainment of a specified age, or upon a change-in-control. Participants may elect to receive payment in the form of a lump sum or in semi-annual installments over a number of years not in excess of 20 years.

A participant may apply for accelerated payment of deferred amounts in the event of certain hardships and unforeseeable emergencies. A participant also may elect to receive accelerated distribution of amounts deferred before January 1, 2005 (and earnings thereon) other than for hardship or an unforeseeable emergency, but the participant is required to forfeit a percentage of the amount to be distributed. Payments under the EDCP are paid in the form of cash, except that deferred amounts attributable to stock awards are paid in the form of CSX common stock.

POST-TERMINATION AND CHANGE-IN-CONTROL PAYMENTS

Do NEOs participate in a severance plan?

The Company covers its NEOs under the same severance plan available to all employees and does not generally provide for any special termination of employment payments or benefits that favor the NEOs. However, CSX occasionally enters into employment agreements with NEOs containing severance provisions. In general, these agreements are offered in connection with recruiting executive officers when CSX deems it advisable to provide employment security to new hires. Agreements of this type exist to provide severance pay and related benefits upon a termination of employment, other than during the employment period covered by the Change-in-Control Agreements.

Mr. Munoz:

Under the terms of an agreement entered into in April 2003, Mr. Munoz is employed as Executive Vice President and CFO of CSX. His agreement does not provide for a specific duration of employment, but relates primarily to the provision of benefits upon separation. If Mr. Munoz is terminated by CSX (including a “constructive termination”) for reasons other than “cause” or “disability,” he will be entitled to a lump sum amount equal to his then current annual base salary.

In Mr. Munoz’s employment agreement, the termination triggers are defined as follows:

•

“Cause” generally refers to: (1) the executive’s willful and continued failure to substantially perform his duties; (2) any willful engagement by the executive in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (3) any violation by the executive of CSX’s Code of Ethics.

•	“Disability” is generally defined by reference to CSX’s long-term disability plan.

•

“Constructive termination” generally refers to: (1) a material diminution in the executive’s duties or responsibilities; or (2) a reduction in base salary, target annual incentive, other incentive opportunities, benefits or perquisites (unless peer executives suffer a comparable reduction). In Mr. Munoz’s agreement, “constructive termination” also includes the circumstance where CSX requires the executive to be based at any location other than its corporate headquarters.

Mr. Brown:

Under the terms of an agreement entered into in January 2010, Mr. Brown is employed as Executive Vice President and COO of CSX Transportation, Inc. The agreement provides for an annual base salary of $525,000 and an annual target incentive opportunity of 90% of his base salary. Upon becoming COO in 2010, Mr. Brown received a restricted stock award of 10,522 shares that vests in 2014. Mr. Brown is also entitled to participate in employee benefit plans and to receive perquisites generally made available to senior executives of CSX.

If Mr. Brown is terminated by CSX (including a “constructive termination”) for reasons other than “cause” or “disability,” he will be entitled to a lump sum amount equal to two times his then current annual base salary.

In Mr. Brown’s employment agreement, the termination triggers are defined as follows:

•

“Cause” generally refers to: (1) the executive’s willful and continued failure to substantially perform his duties; (2) any willful engagement by the executive in illegal conduct or gross misconduct that is harmful to CSX and performed in bad faith; or (3) any violation by the executive of CSX’s Code of Ethics.

•	“Disability” is generally defined by reference to CSX’s long-term disability plan.

•

“Good Reason” (resignation by the executive) generally refers to: (1) a material diminution in the executive’s duties or responsibilities; or (2) a reduction in base salary, target annual incentive, other incentive opportunities, benefits or perquisites (unless peer executives suffer a comparable reduction).

Are there any special vesting rules in the event of severance?

No, but in the case of separation due to retirement, death or disability with respect to pending short-term incentives and equity-based awards, all employees receive a pro-rata award based on the number of months elapsed between the date of grant and the date of separation.

Do the NEOs participate in Change-in-Control Agreements?

Yes. Each of the NEOs participates in a Change-in-Control Agreement. Effective March 1, 2011, these agreements have three-year contract terms.

How is change-in-control defined?

Under the agreements described below, a “change-in-control” generally includes any of the following:

•

the acquisition of beneficial ownership of 20% or more of CSX’s outstanding common stock or the combined voting power of CSX’s outstanding voting stock by an individual or group as defined under applicable SEC rules;

•

if individuals, who as of the date of the Change-in-Control Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (as defined under applicable SEC rules);

•

a business combination (such as a merger, consolidation or disposition of substantially all of the assets of CSX or its principal subsidiary), excluding business combinations that will not result in a change in the equity and voting interests held in CSX, or a change in the composition of the Board, over a specified percentage; or

•	the liquidation or dissolution of CSX or its principal subsidiary.

Each Change-in-Control Agreement provides for salary and benefits to be continued at no less than specified levels generally for a period of up to three years after a change-in-control (the “Employment Period”), and for certain payments and other benefits to be paid or provided by CSX upon an executive’s termination of employment within the Employment Period. No payments have been made to any NEO pursuant to the Change-in-Control Agreements.

What benefits are provided during the employment period where no termination has occurred?

During the Employment Period, CSX is required to:

•

pay the executive an annual base salary that is at least equal to the highest base salary payable to the executive in the 12-month period immediately preceding the Employment Period (although certain reductions in salary that are also applicable to similarly situated peer executives may be permitted);

•

provide the executive with an opportunity to earn an annual incentive at a minimum, target and maximum level that is not less favorable than the executive’s opportunity to earn such annual incentives prior to the Employment Period (although certain reductions also applicable to similarly situated peer executives may be permitted); and

•

cause the executive to be eligible to participate in incentive, retirement, welfare and other benefit plans and to benefit from paid vacation and other policies of CSX and its affiliates, on a basis not less favorable than the benefits generally available to the executive before the Employment Period (or the benefits generally available to peer executives at any time after the beginning of the Employment Period, whichever is more favorable).

What benefits are provided if the NEO is terminated?

Under the Change-in-Control Agreements, CSX will provide severance payments and other benefits to NEOs upon their termination of employment during the Employment Period. The amount of benefits depends on the reason for termination discussed below.

Termination Without “Cause” or Resignation for “Good Reason”; “Constructive Termination.” CSX will pay to the executive the severance benefits described below if, during the Employment Period, CSX terminates the executive’s employment without “cause”, the executive resigns for “good reason” or upon a “constructive termination.” An executive whose employment is terminated without “cause” in anticipation of a change-in-control is also entitled to the following benefits.

Cash Severance Payment—a lump sum cash payment equal to the sum of the following:

•

the executive’s accrued pay and, prior to March 1, 2011, the “Highest Annual Bonus” (pro-rated based on the number of days worked in the calendar year). An executive’s Highest Annual Bonus is the higher of: (i) the executive’s most recently established target annual incentive; and (ii) the highest annual incentive amount received by the executive in the three full calendar years preceding the beginning of the Employment Period. Beginning March 1, 2011, the pro-rated bonus is determined using the current target bonus;

•

three times the sum of the executive’s annual base salary and, prior to March 1, 2011, the executive’s “Highest Annual Bonus.” Beginning March 1, 2011, the bonus amount is determined using the executive’s current target bonus;

•

the actuarial present value of the amount that the executive would have been entitled to receive under the Pension Plan and the Special Retirement Plan had the executive continued employment with CSX for an additional three years after the actual date of termination;

•

prior to March 1, 2011, if the payments and benefits provided to the executive in connection with a change-in-control and subsequent termination are subject to the golden parachute excise tax imposed under Code Section 4999, the NEOs would have been entitled to a gross-up payment such that, after taking into account all income and excise taxes, the NEOs would have received the same after-tax amount that they would have received had no excise tax been imposed under Section 4999; and

•

beginning March 1, 2011, the Company provides the best-net-benefit meaning that to the extent that an executive would have a higher net benefit if the executive avoided excise taxes due to an excess parachute payment, the Change-of-Control Agreement provides for an automatic downward adjustment to prevent an excess parachute payment.

Medical and Other Welfare Benefits—The equivalent of continued medical and life insurance and other welfare benefit plan coverage for three years after termination of employment at a level at least as favorable as the benefits provided to the executive during the Employment Period (or the benefits then generally available to peer executives, whichever is more favorable). The executive also receives credit for three additional years of service for purposes of determining eligibility for retiree medical benefits.

Outplacement—outplacement services at a cost to CSX not to exceed $20,000.

Termination for Other Reasons. If the executive’s employment is terminated due to the executive’s death or disability, or voluntarily by the executive, CSX will make a lump sum cash payment equal to the executive’s accrued pay. If the executive’s employment is terminated by CSX for “cause,” CSX will pay the executive a lump-sum cash payment of any unpaid portion of his or her annual base salary through the date of termination.

Definitions:

“Good reason” generally refers to the occurrence of any of the following:

•	the assignment to the executive of duties inconsistent with, or a diminution of, his or her position, authority, duties or responsibilities;

•	any failure of CSX to comply with its compensation obligations during the Employment Period;

•	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before;

•	any purported termination by CSX of the executive’s employment other than as permitted by the Change-in-Control Agreements; or

•	any failure of CSX to require a successor to assume the agreement.

Prior to March 1, 2011, resignation for “good reason” also includes the termination of employment by the executive for any reason during a 30-day period following the date that is: (i) one year after final approval by the Surface Transportation Board of a business combination; or (ii) six months after any other change-in-control. This provision was eliminated beginning March 1, 2011.

“Constructive termination” applies in the case of a business combination subject to the approval of the Surface Transportation Board, and refers to the occurrence of any of the following during the portion of the Employment Period prior to that agency’s final decision:

•	the substantial diminution of the executive’s duties or responsibilities;

•

a reduction in compensation payable during the Employment Period (other than a reduction in incentive opportunities, benefits and perquisites where the executive’s peer executives suffer a comparable reduction);

•	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before; or

•	any purported termination by CSX of the executive’s employment other than for “cause.”

“Cause” generally refers to: (1) the willful and continued failure of the executive to perform his or her duties to CSX; or (2) the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to CSX.

“Disability” generally refers to the executive’s absence from duties for 180 consecutive business days as a result of total and permanent mental or physical illness.

POTENTIAL PAYOUTS UNDER CHANGE-IN-CONTROL AGREEMENTS

The following table quantifies the severance benefits to which each of the NEOs would be entitled as of December 31, 2010 under his or her Change-in-Control Agreement upon the hypothetical termination of employment following a change-in-control: (i) by CSX other than for “cause” or “disability”; (ii) by the executive for “good reason”; or (iii) upon a “constructive termination.” As a result of the new Change-in-Control Agreements, a change-in-control occurring on or after March 1, 2011, would not include a retirement benefit increase, excise tax gross up, and the pro-rata bonus payment would be based on target bonus instead of the Highest Annual Bonus.

Name	Severance[1]	Pro-rata Bonus Payment[2]	Retirement Benefit Increase[3]	Welfare Benefit Values[4]	Outplacement[5]	Excise Tax Gross-Up6	Aggregate Payments
Michael J. Ward	$9,396,000	$2,112,000	$2,273,519	$27,564	$20,000	—	$13,829,083
Oscar Munoz	$4,758,000	$936,000	$536,124	$57,959	$20,000	—	$6,308,083
David A. Brown	$3,759,551	$732,375	$1,947,164	$41,071	$20,000	$3,606,823	$10,106,984
Clarence W. Gooden	$4,026,000	$792,000	$1,476,017	$38,508	$20,000	—	$6,352,525
Ellen M. Fitzsimmons	$3,360,000	$620,000	$2,288,639	$56,328	$20,000	—	$6,344,967

1 –	Severance—Severance payment equal to three times the sum of the executive’s annual base salary at the time of the termination and the “Highest Annual Bonus.” Beginning March 1, 2011, the severance payment would be equal to three times the sum of the executive’s annual base salary and target bonus at the time of the termination.

2 –	Pro-rata Bonus Payment—The Highest Annual Bonus pro-rated for the number of days in the calendar year prior to a hypothetical termination of employment as of December 31, 2010.

3 –	Retirement Benefit Increase—Increase in actuarial present value of retirement benefits as of December 31, 2010 due to the accrual of retirement benefits for three additional years of employment upon a qualifying termination following a change-in-control. The total retirement benefits would be equal to: Mr. Ward ($24,121,552), Mr. Munoz ($1,029,590), Mr. Brown ($4,147,526), Mr. Gooden ($11,468,614) and Ms. Fitzsimmons ($3,674,826).

4 –	Welfare Benefits Values—Estimated values associated with the continuation of medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance for three years post-termination following a change-in-control.

5 –	Outplacement—Executive is provided with outplacement services not to exceed $20,000.

6 –	Excise Tax & Gross-up—Beginning March, 1, 2011, tax gross-ups for excise taxes are no longer provided. For 2010, this column shows the gross-up amounts under Code Sections 280G and 4999. Note that this amount is highly dependent on a variety of factors, including the characterization of some compensation as earned for service with CSX or an acquirer, and thus is only theoretical. It represents a calculation based on each executive being terminated on the assumed change-in-control date of December 31, 2010. The excise tax and gross-up shown in this table include amounts payable under a change in control under the Omnibus Plan and Stock Plan, as well as amounts payable upon a termination under the Change-in-Control Agreement.

Does the Company provide tax gross-ups for excess parachute payments?

As of March 1, 2011, the Company no longer provides gross-up payments for excess parachute payments.

For 2010, the Change-in-Control Agreements provided that, if the payments and benefits provided to the executive in connection with a change-in-control and subsequent termination are subject to the golden parachute excise tax imposed under Code Section 4999, the NEOs will be entitled to a gross-up payment such that, after taking into account all excise taxes (and income taxes on such gross-up amount), the NEOs will receive the same after-tax amount that they would have received had no excise tax been imposed under Section 4999. Also refer to the Severance Benefits Policy discussed above.

Is there a confidentiality clause in the Change-in-Control Agreements?

Yes. Each of the Change-in-Control Agreements requires the NEO to keep confidential any proprietary information or data relating to CSX and its affiliates. After termination of employment, an executive may not disclose confidential information without prior written permission from CSX.

Are there any other “change-in-control” rights available to the NEOs other than those contained in the executive’s Change-in-Control Agreements?

Yes. Pursuant to the terms of the Omnibus Plan and the Stock Plan, equity awards are impacted as follows.

Omnibus Plan (single-trigger):

•	Performance grants are immediately payable in cash at target; and

•	Restricted stock and RSU’s vest immediately.

Stock Plan (double-trigger):

•	Performance grants and RSUs are payable in cash upon termination; and

•	Restricted stock vests upon termination.

POTENTIAL PAYOUTS UNDER THE STOCK PLANS UPON A CHANGE-IN-CONTROL

The following table quantifies the benefits that would have been payable under the Omnibus Plan to each NEO upon the hypothetical occurrence on December 31, 2010 of an event described above.

Name	LTIP Payment[1]	Restricted Stock and Restricted Stock Units[2]	Unvested Stock Options	Aggregate Payments
Michael J. Ward	$14,928,916	$3,652,533	$0	$18,581,449
Oscar Munoz	$5,598,392	$1,369,732	$0	$6,968,124
David A. Brown	$4,137,495	$1,298,402	$0	$5,435,897
Clarence W. Gooden	$5,598,392	$1,369,732	$0	$6,968,124
Ellen M. Fitzsimmons	$3,732,261	$913,133	$0	$4,645,394

1 –	LTIP Payment—Full LTIP payout based on 100% attainment of target levels under the 2008-2010, 2009-2011 and 2010-2012 LTIP cycles, as of December 31, 2010, at a stock price of $64.61.

2 –	Restricted Stock and Restricted Stock Units—Payout based on full vesting of outstanding RSUs and restricted stock awards as of December 31, 2010, at a stock price of $64.61.

What is the impact of a change-in-control on deferred compensation and retirement plan benefits?

In accordance with the terms of the EDCP, distribution of the entire account balance shall be made to participants upon a change-in-control unless the individual participant elects otherwise. As discussed in the narrative accompanying the Pension Benefits Table, the Special Retirement Plan also contains certain change-in-control provisions.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board appointed the firm of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm to audit and report on CSX’s financial statements for fiscal year 2011. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.

Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Independent Registered Public Accounting Firm for the Company in 2010. Approximate fees paid to Ernst & Young LLP were as follows:

	2010	2009
Audit Fees:	$2,384,500	$2,363,000

Includes fees associated with the integrated audit, testing internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attestation services related to regulatory filings.

Audit Related Fees:	$240,000	$249,000
Principally includes audits of employee benefit plans and subsidiary audits.
Tax Fees:	—	$10,000
Includes fees for tax compliance and tax advice and planning.
All Other Fees:	$237,000	$94,000

Includes fees for advisory services primarily related to enhancing government regulation compliance. Other advisory services for 2009 include an International

Financial Reporting Standard diagnostic and an assessment of the Company’s ethics hotline. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining

Ernst & Young LLP’s independent status.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. In 2009 and 2010, the Audit Committee preapproved all services performed by Ernst & Young LLP.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial information with management and has discussed with the Ernst & Young, LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP, as required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Committee has discussed Ernst & Young LLP’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee

Donald J. Shepard, Chair

Donna M. Alvarado

Steven T. Halverson

Timothy T. O’Toole

Jacksonville, Florida

February 17, 2011

ITEM 3: ADVISORY VOTE ON THE COMPENSATION OF CSX’S

NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), CSX is providing shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (“NEOs”), which is described in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of CSX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

As described in the CD&A, the Company’s executive compensation program is designed to align executive pay with the Company’s financial performance and the creation of sustainable long-term shareholder value. The compensation program is structured to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term strategic goals. In order to align executive pay with the Company’s financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based long-term equity incentive awards. The Company makes compensation payout decisions based on an assessment of the Company’s performance as well as the performance of each executive against goals that promote CSX’s success by focusing on shareholders, customers, employees and the communities in which we operate.

Shareholders are urged to read the CD&A, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement, which more thoroughly discuss the Company’s compensation policies and procedures. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s overall pay for performance compensation philosophy.

While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Vote Required

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be counted as either votes cast for or against the proposal. If no voting specification is made on a properly returned or voted proxy card, proxies named on the proxy card will vote FOR the approval of the compensation of the NEOs as disclosed in this Proxy Statement and described in this Item 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING FOR THIS RESOLUTION.

ITEM 4: ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON COMPENSATION OF CSX’S NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Act, CSX is providing shareholders with the opportunity to cast an advisory vote on whether a non-binding stockholder resolution to approve the compensation of the Company’s NEOs should occur every one, two or three years. The Board recommends that shareholders vote to hold an advisory vote on executive compensation every three years, or a triennial vote.

The Board believes that a triennial vote complements the Company’s goal of creating a compensation program that enhances long-term shareholder value. To facilitate the creation of sustainable shareholder value, long-term incentive compensation awards are based upon the achievement of goals contained in the Company’s three-year business plan.

The Company’s executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better evaluate the effectiveness of the Company’s executive compensation program in relation to our long-term performance. As described in the CD&A section above, one of the core principles of CSX’s executive compensation program is to ensure management’s interests are aligned with shareholders’ interests. Accordingly, the Company grants awards with multi-year performance and service periods to encourage NEOs to focus on the creation of sustainable long-term shareholder value. Accordingly, a triennial vote would provide shareholders the ability to evaluate the Company’s compensation program over a time period similar to the periods associated with long-term compensation awards and in relation to our long-term performance.

A triennial vote will provide CSX with the time to thoughtfully respond to shareholder input and implement any necessary changes. The Compensation Committee would similarly benefit from this longer time period between advisory votes. A triennial vote will give the Compensation Committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Compensation Committee to consider various factors that impact the Company’s financial performance, shareholder sentiments and executive pay on a long-term basis. The Board believes that an annual vote could yield a short-term mindset and detract from the long-term interests and goals of the Company.

Vote Required

The advisory vote regarding the frequency of the shareholder vote as described in this Item 4 shall be determined by a plurality of the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast. If no voting specification is made on a properly returned or voted proxy card, proxies named on the proxy card will vote for every THREE YEARS for the frequency of the shareholder vote on executive compensation described in this Item 4.

THE BOARD OF DIRECTORS RECOMMENDS THAN AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BE INCLUDED IN THE COMPANY’S PROXY STATEMENT EVERY THREE YEARS.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 4, 2011, the beneficial ownership of the Company’s common stock by each of the executive officers named in the Summary Compensation Table, by Directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, and by all current executive officers and Directors of the Company as a group. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the Company’s Directors and executive officers is CSX Corporation, 500 Water Street, Jacksonville, FL 32202.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner[1]	Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days[2]	Total Beneficial Ownership	Percent of Class[3]
Donna M. Alvarado	24,295	—	24,295	*
Alexandre Behring	16,241	—	16,241	*
John B. Breaux	39,435	—	39,435	*
Pamela L. Carter	2,325	—	2,325	*
Steven T. Halverson	24,618	—	24,618	*
Edward J. Kelly, III	50,951	—	50,951	*
Gilbert H. Lamphere	56,882	—	56,882	*
John D. McPherson	14,621	—	14,621	*
Timothy T. O’Toole	14,587	—	14,587	*
David M. Ratcliffe	54,879	—	54,879	*
Donald J. Shepard	64,380	—	64,380	*
J.C. Watts, Jr.	—	—	—	*
J. Steven Whisler	1,000	—	—	*

Michael J. Ward	369,555	—	369,555	*
David A. Brown	48,502	—	48,502	*
Ellen M. Fitzsimmons	224,169	—	224,169	*
Clarence W. Gooden[4]	167,079	—	167,079	*
Oscar Munoz	142,151	—	142,151	*

Executive officers as a group (a total of 20 including those named above and all Directors and nominees)	1,410,109	—	1,410,109	*

Capital Research Global Investors[5] 333 South Hope Street Los Angeles, CA 90071	46,384,988	—	46,384,988	12.4%

FMR LLC[6] 82 Devonshire Street, Boston, Massachusetts 02109	22,321,495	—	22,321,495	5.965%

1 –	Except as otherwise noted, the persons listed have sole voting power as to all shares reported, including shares held in trust under certain deferred compensation plans, and also have investment power except with respect to certain shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust.

2 –	Represents shares underlying options exercisable within 60 days.

3 –	Based on 368,619,518 shares outstanding on March 4, 2011, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than 1% of class.

4 –	The ownership of Mr. Gooden includes 54,758 shares held in a family member’s trust over which he has voting and investment power.

5 –	As disclosed in its Schedule 13G/A filed on February 11, 2011.

6 –	As disclosed in its Schedule 13G/A filed on February 14, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s equity compensation plans as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1] (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans[2] (in thousands)
Equity compensation plans approved by security holders	3,037	$17.45	13,978
Equity compensation plans not approved by security holders	—	—	—
Total	3,037	—	13,978

1 –	All outstanding options were issued pursuant to the CSX Omnibus Incentive Plan. No new grants may be made under this plan.

2 –	The number of shares remaining available for future issuance under plans approved by shareholders includes 13,977,759 shares available for grant in the form of stock options, performance grants, restricted stock, stock appreciation rights and stock awards pursuant to the 2010 CSX Stock and Incentive Award Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and any certain persons owning more than 10% of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that the Company’s executive officers and Directors complied with the SEC’s reporting requirements with respect to transactions that occurred during fiscal 2010 with the following exception. Mr. Gooden filed untimely Forms 4 with respect to two transactions effected pursuant to a Rule 10b5-1 trading plan.

“HOUSEHOLDING” OF PROXY MATERIALS

In December 2000, the SEC adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are CSX shareholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to CSX shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or write us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202.

Shareholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be Held on May 4, 2011. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by rules adopted by the SEC, we are making our proxy materials available to our shareholders electronically via the Internet. We have mailed many of our shareholders a notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Annual Report on Form 10-K

The Company’s 2010 Annual Report on Form 10-K (without exhibits) is available on www.csx.com or the report (with exhibits) is available at the website maintained by the SEC (www.sec.gov). The information on our website is not part of this Proxy Statement. You may submit a request for a printed version of the Annual Report in one of the following manners:

•	Send your request by mail to CSX Corporation, Investor Relations, 500 Water Street, Jacksonville, Florida 32202; or

•	Call CSX Investor Relations at (904) 366-5353.

March 23, 2011

By Order of the Board of Directors

Ellen M. Fitzsimmons

Senior Vice President-Law and Public Affairs

General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M29340-P06138

CSX CORPORATION

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 4, 2011

The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, and each of them, as proxies, each with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, May 4, 2011, at 10:00 a.m. (EDT), at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Detroit, Michigan 48242, and at all adjournments or postponements thereof, and authorizes them to represent and to vote all stock of the undersigned on the proposals listed on the reverse side of this card as directed and, in their discretion, upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees; (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side; and (c) according to the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any and all adjournments or postponements thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 P.M. Eastern Time on Tuesday, May 3, 2011.

Continued and to be signed on reverse side

CSX CORPORATION 500 WATER STREET JACKSONVILLE, FL 32202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M29339-P06138 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSX CORPORATION
The Board of Directors recommends you vote
FOR proposals 1, 2 and 3:
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. D. M. Alvarado	☐	☐	☐

	1b. J. B. Breaux	☐	☐	☐				For	Against	Abstain

	1c. P. L. Carter	☐	☐	☐		1l. J. C. Watts, Jr.		☐	☐	☐

	1d. S. T. Halverson	☐	☐	☐		1m. J. S. Whisler		☐	☐	☐

	1e. E. J. Kelly, III	☐	☐	☐	2.	The ratification of the appointment of Ernst & Young, LLP as the Independent Registered Public Accounting Firm for 2011.		☐	☐	☐

	1f. G. H. Lamphere	☐	☐	☐	3.	To approve, by non-binding vote, executive compensation.		☐	☐	☐

	1g. J. D. McPherson	☐	☐	☐	The Board of Directors recommends you vote for 3 years on the following proposal:		1 Year	2 Years	3 Years	Abstain

	1h. T. T. O’Toole	☐	☐	☐	4.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

	1i. D. M. Ratcliffe	☐	☐	☐	5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

	1j. D. J. Shepard	☐	☐	☐

	1k. M. J. Ward	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date